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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kinder Morgan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Louisiana Street, Suite 1000
Houston, Texas 77002
March 30, 2016

Dear fellow stockholder:

        You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held at our offices at 1001 Louisiana Street, Houston, Texas, on Tuesday, May 10, 2016, at 10:00 a.m. local time. The accompanying proxy statement describes the matters to be presented for approval at the meeting.

        Representation of your shares at the meeting is very important. I urge each stockholder, whether or not you plan to attend the meeting, to vote promptly over the telephone or the Internet or by mailing a completed proxy card or voting instruction card. Instructions on how to vote begin on page i of the proxy statement.

        You can be proud of your investment in KMI, like I am. Thank you for your continued support.

Sincerely,
Richard D. Kinder Executive Chairman

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2016

To our stockholders:

        The 2016 Annual Meeting of our Stockholders will be held at our offices at 1001 Louisiana Street, Houston, Texas, on Tuesday, May 10, 2016, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

  (1)
  the election of the nominated directors;

  (2)
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

  (3)
  four stockholder proposals contained in this proxy statement, if properly presented by the stockholder proponents at the meeting.

        These items of business are more fully described in the proxy statement accompanying this notice.

        Only holders of shares of our common stock as of the close of business on March 11, 2016, the record date, are entitled to receive notice of and to vote at the meeting. A list of all registered holders entitled to vote is on file at our principal offices at 1001 Louisiana Street, Suite 1000, Houston, Texas, and will be available for inspection for any purpose germane to the meeting by any stockholder during the meeting and during business hours for ten days prior to the meeting.

        Even if you plan to attend the meeting in person, please cast your vote in advance as soon as possible using one of the methods described in the attached proxy statement. You may vote over the telephone or the Internet or by mailing a completed proxy card or voting instruction card, as applicable, all as described in the attached proxy statement. Any stockholder attending the meeting who presents appropriate documentation described in the proxy statement may revoke an earlier vote by proxy and vote in person.

        In accordance with the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission (SEC), we have elected to provide our stockholders access to our proxy materials by posting such documents on the Internet. Accordingly, on March 30, 2016, an Important Notice Regarding the Availability of Proxy Materials (Notice) was mailed to the holders of our common stock as of the close of business on the record date. Beginning on March 30, 2016, stockholders have the ability to access the proxy materials on a website referred to in the Notice, or to request that a printed set of the proxy materials be sent to them, by following the instructions on the Notice.

IF YOU PLAN TO ATTEND:

        Please note that space constraints make it necessary to limit attendance to stockholders. Guests of stockholders will not be permitted. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Stockholders will be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will also need to bring the voting instruction card that they received from their broker, trustee or other nominee in connection with the meeting, or a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder Executive Chairman

March 30, 2016
Houston, Texas

PROXY SUMMARY

2016 ANNUAL MEETING OF STOCKHOLDERS

        This summary contains highlights about this proxy statement. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire proxy statement and our 2016 Annual Report on Form 10-K carefully before voting. Page references are provided to help you find further information in this proxy statement.

        Unless stated otherwise or the context otherwise requires, all references in this proxy statement to "we," "us," "our," "KMI" or the "company" are to Kinder Morgan, Inc. We refer to our Class P common stock as our common stock.

 MEETING INFORMATION

Date and time:	Tuesday, May 10, 2016, 10:00 a.m. local time.
Place:	KMI's offices at 1001 Louisiana Street, Houston, Texas.
Record date:	The close of business on March 11, 2016.
Voting:	Holders of common stock as of the close of business on the record date may vote. Each share is entitled to one vote on each matter to be voted upon.

VOTING MATTERS AND BOARD RECOMMENDATION

        The following table summarizes the proposals to be considered at the meeting and our Board's voting recommendation with respect to each proposal.

Proposal	Board Recommendation	Page Reference
Election of 15 directors, each for a one-year term expiring in 2017	FOR EACH NOMINEE	39
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	FOR	45
Four stockholder proposals, if properly presented by the stockholder proponents at the meeting	AGAINST EACH PROPOSAL	46, 50, 54, 57

i

 HOW TO VOTE

        You may vote your shares by any of the following methods:

By Internet:	View proxy materials and vote online by following the instructions provided in the Important Notice Regarding the Availability of Proxy Materials that you receive from us or your broker, trustee or other nominee or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.
By Mail:
Submit your vote by mail by requesting and returning a signed paper proxy card if you are the registered holder of your shares or, if your shares are held beneficially in street name, by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee.
By Telephone:	Vote by telephone by following the instructions on your proxy card or voting instruction form.
In Person at the Meeting:
If you are the registered holder of your shares, you may vote in person at the annual meeting. If, on the other hand, you hold your shares through a broker, trustee or other nominee, you must first obtain a "legal proxy" from your broker, trustee or other nominee, and you must provide a copy of your legal proxy to us in order to vote in person at the meeting.

ii

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

        Our Board of Directors is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf to be voted at the 2016 Annual Meeting of Stockholders and any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between a registered holder and a "street name" holder?

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, referred to in this proxy statement as a "registered" holder. As the registered holder, you have the right to vote in person at the annual meeting.

        If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in "street name." A street name holder is not the stockholder of record entitled to vote in person at the meeting. However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.

Who is entitled to vote on the matters presented at the annual meeting?

        All stockholders who owned our common stock as of the close of business on March 11, 2016, which we refer to as the record date, are entitled to receive notice of, and to vote their common stock owned as of the close of business on the record date at, the annual meeting and any postponements or adjournments of the meeting. If you owned our common stock as of the close of business on the record date, you are authorized to vote those shares at the annual meeting, even if you subsequently sell them. Please see the discussion below entitled "How do I Vote?" for important information regarding how to vote your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        In compliance with SEC rules that allow companies to furnish their proxy materials over the Internet, we sent to our registered holders an Important Notice Regarding the Availability of Proxy Materials (the "Notice") instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. If you are a street name holder, you will receive your Notice from your broker.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote over the telephone or Internet, or by requesting and returning a signed paper proxy card or voting instruction card, as applicable, or submitting a ballot at the annual meeting.

How do I vote?

        You may vote your shares by any of the following methods:

  •
  By Internet—If you have Internet access, you may view proxy materials and vote online by following the instructions provided in the Notice or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.

  •
  By Telephone—If you have elected to receive a paper copy of the proxy materials, you may submit your vote by telephone by following the instructions on your proxy card or voting instruction form. You may request a paper copy of the proxy materials by following the instructions provided in the Notice.

  •
  By Mail—You may submit your proxy vote by mail by requesting and returning a signed paper proxy card if you are a registered holder or, if you are a street name holder, by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee. If you provide specific voting instructions, your shares will be voted as you have instructed.

  •
  In Person at the Annual Meeting—

  •
  Registered Holders.  As a registered holder, you have the right to vote in person at the annual meeting.

  •
  Street Name Holders.  If you are a street name holder and you wish to vote in person at the meeting, you must obtain a "legal proxy" from your broker, trustee or other nominee that holds your shares, giving you the right to vote your shares in person at the meeting. On the day of the meeting, you will need to provide a copy of your legal proxy in order to obtain a ballot.

        Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or voting instruction form, or vote over the telephone or the Internet in advance of the meeting. Any stockholder attending the meeting who presents the appropriate documentation may revoke an earlier vote by proxy and vote in person.

How can I access the proxy materials over the Internet?

        You can view the proxy materials related to the annual meeting on the Internet website listed on your Notice. Please have your control number available. Your control number can be found on your Notice. If you requested and received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.

        You also may access the proxy materials through our website at http://annualmeeting.kindermorgan.com.

What does it mean if I receive more than one Notice?

        It means that you have multiple accounts at Computershare and/or with one or more brokers. Please vote using each control number to ensure that all your shares are voted.

How many votes do I have?

        You have one vote for each share of common stock that you owned as of the close of business on the record date.

How many shares must be present to conduct the annual meeting?

        The presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding as of the close of business on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of the close of business on the record date, 2,231,555,976 shares of common stock were issued and outstanding. As a result, holders of at least 1,115,777,989 shares of common stock must be present in person or by proxy to constitute a quorum.

        Your common stock will be counted as present at the annual meeting if you:

  •
  have properly submitted a proxy card or voting instruction card, as applicable, or voted over the telephone or the Internet before the meeting; or

  •
  attend the meeting, if you are a registered holder or have a legal proxy from your broker, if you are a street name holder.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the annual meeting.

If my shares are held in a brokerage account, will my broker vote my shares for me?

        Generally not. Your broker cannot use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of the selection of our independent registered public accounting firm. Therefore, it is important that you provide voting instructions to any broker holding shares on your behalf. Follow the directions on your Notice or voting instruction card regarding how to instruct your broker to vote your shares.

What happens if I do not specify a choice for a proposal when returning a proxy?

  •
  Registered Holders.  If you are a registered holder and you sign and return a paper proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016, and against each of the four stockholder proposals.

  •
  Street Name Holders.  If you are a street name holder and fail to provide voting instructions, your broker is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. However, without your voting instructions, your broker may not vote on any of the other proposals, and a "broker non-vote" will occur, which means your vote will not be counted with respect to such matters.

Can I change my vote after I return my proxy card?

  •
  Registered Holders.  If you are a registered holder, you may change your vote at any time before your proxy is voted at the annual meeting. You may do this in a number of ways. First, you may cast a new vote by telephone or Internet, so long as you do so by the deadline of 11:59 p.m. Eastern Time on May 9, 2016. Second, you may complete and submit a new proxy card. Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to the attention of our corporate secretary (1001 Louisiana Street, Suite 1000, Houston, Texas 77002) so that it is received at or before the annual meeting. Finally, you may attend the annual meeting and vote in person. Simply attending the meeting, without voting in person, will not revoke your proxy.

  •
  Street Name Holders.  If you are a street name holder and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

What vote is required to approve each item?

  •
  Election of Directors.  The affirmative vote by holders of a plurality of the votes cast is required for the election of directors. An instruction to "WITHHOLD" with respect to the election of one or more directors means your shares will not be voted with respect to the director or directors indicated, although the shares represented will be counted for purposes of determining whether there is a quorum.

  •
  Other Items.  For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval. An instruction to "ABSTAIN" with respect to any such matter means your shares will not be voted, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  •
  Important Voting Information for Street Name Holders.  If you are a street name holder, your broker, trustee or other nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, trustee or other nominee specific instructions, your shares will not be voted on those matters and will not be counted in determining the number of shares voted for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Please communicate your voting decisions to your broker, trustee or other nominee before the date of the annual meeting so that your vote can be counted.

Could other matters be decided at the annual meeting?

        If any other matters properly arise at the annual meeting, your proxy, together with the other proxies received, will be voted at the discretion of the designated proxy holders. For further information, please see "Other Matters" in this proxy statement.

Do I have any dissenters' rights?

        No. Under the laws of the State of Delaware, dissenters' rights are not available to our stockholders with respect to the matters to be voted on at the annual meeting.

Who can attend the annual meeting?

        Due to space and security concerns, only stockholders as of the close of business on the record date or their duly appointed proxy holders may attend the annual meeting. We are not able to admit the guests of either stockholders or proxy holders. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time, and seating will begin at 9:30 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Stockholders and proxy holders will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in street name, you will also need to bring the voting instruction card that you received from your broker or other nominee in connection with the annual meeting, or a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date.

Where can I find the voting results of the annual meeting?

        The preliminary voting results will be announced at the meeting. The final results will be reported in a current report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

        We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay the annual meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the street name holders. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in transmitting such material. Georgeson Inc., Computershare Trust Company, N.A. and Broadridge Financial Solutions, Inc. will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $760,000 plus out-of-pocket expenses for these services.

        If you vote by telephone or the Internet, any telephone or Internet access charges will be your responsibility.

How can I find more information about Kinder Morgan?

        There are several ways. We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 001-35081. You also may read and copy any document we file at the SEC's public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

        Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

        You may request a copy of our filings by contacting us at the following address and telephone number: Kinder Morgan, Inc., Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002. You also may locate copies of our filings by visiting our website at www.kindermorgan.com.

 DEFINED TERMS

        The following terms are used as described in this proxy statement:

  •
  "Consolidation" refers to the transactions, which closed November 26, 2014, whereby we acquired all of the outstanding common units of KMP and EPB and all of the outstanding shares of KMR that we and our subsidiaries did not already own.

  •
  "EPB" means El Paso Pipeline Partners, L.P., a Delaware limited partnership, with its common units formerly traded on the NYSE under the symbol "EPB." On November 26, 2014, we acquired all of the outstanding common units of EPB that we and our subsidiaries did not already own.

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  •
  "initial public offering" refers to the February 2011 initial public offering of our common stock following our conversion from a Delaware limited liability company named Kinder Morgan Holdco LLC to a Delaware corporation named Kinder Morgan, Inc. and the conversion of our then-outstanding units into classes of our capital stock. All of the common stock that was sold in the initial public offering was sold by stockholders.

  •
  "Kinder Morgan Holdco LLC" refers to the Delaware limited liability company from which we were converted in connection with our initial public offering.

  •
  "KMGP" means Kinder Morgan G.P., Inc., the general partner of KMP.

  •
  "KMP" means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, with its common units formerly traded on the NYSE under the symbol "KMP." On November 26, 2014, we acquired all of the outstanding common units of KMP that we and our subsidiaries did not already own.

  •
  "KMR" means Kinder Morgan Management, LLC, a Delaware limited liability company, with its shares formerly traded on the NYSE under the symbol "KMR." On November 26, 2014, we acquired all of the outstanding common shares of KMR that we and our subsidiaries did not already own.

  •
  "NYSE" means the New York Stock Exchange.

  •
  "Securities Act" means the Securities Act of 1933, as amended.

 CORPORATE GOVERNANCE

        The Board of Directors is responsible to our stockholders for the oversight of the company and recognizes that effective corporate governance is critical to achieving our performance goals while maintaining the trust and confidence of investors, employees, business partners and regulatory agencies. The Board of Directors has adopted a set of Governance Guidelines that address the role, composition and functioning of the Board, which are posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations."

Independence of Board Members

        Our Board has affirmatively determined that, based on a consideration of all relevant facts and circumstances, each of the following directors has no material relationship with us and is independent, as that term is used in the NYSE Listed Company Manual and as described in our Governance Guidelines: Ms. Macdonald and Messrs. Gardner, Hall, Hultquist, Kuehn, Morgan, Reichstetter, Sarofim, Smith, Staff, Vagt and Waughtal. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee is independent for purposes of membership on such committees.

        In making its independence determinations, the Board considered the following relationships among our directors and found that they were not material and, thus, did not impair the affected directors' independence from us: Mr. Morgan is chairman and chief executive officer of Triangle Peak Partners, LP, a registered investment advisor and fund manager which manages investments for clients, including for Messrs. Kinder, Sarofim and Shaper. The amounts invested with Triangle Peak Partners by Messrs. Kinder, Sarofim and Shaper represent, in each case, insignificant percentages of their personal wealth.

Board Leadership Structure and Lead Director

        Richard D. Kinder served as both Chairman of the Board and Chief Executive Officer of Kinder Morgan and its predecessors since his election in 1999. Effective June 1, 2015, Steven J. Kean, then our President and Chief Operating Officer, became our Chief Executive Officer, and Mr. Kinder became Executive Chairman of our Board of Directors, thereby separating the offices of Chairman of the Board and Chief Executive Officer. The three-member Office of the Chairman, occupied by Mr. Kinder, Mr. Kean and our Chief Financial Officer, Kimberly A. Dang, remains unchanged.

        We are committed to the highest standards of corporate governance, and our Board of Directors has put in place the following measures to ensure that we maintain these standards:

  •
  Twelve of our fifteen directors are independent, as described above;

  •
  Mr. Morgan, one of our independent directors, has been appointed by the Board as lead director. In his role as lead director, Mr. Morgan is responsible for moderating executive sessions of the Board's non-management directors, acting as principal liaison between the non-management directors and the Executive Chairman on matters dealt with in such sessions, and evaluating, along with the other independent directors, the Chief Executive Officer's performance and presenting such evaluation to the Chief Executive Officer;

  •
  Our Audit Committee, Compensation Committee and Nominating and Governance Committee are composed of and chaired by non-management directors who meet the independence requirements of the NYSE and our Governance Guidelines;

  •
  The Compensation Committee annually reviews the Chief Executive Officer's performance and determines his compensation;

  •
  The Nominating and Governance Committee is responsible for succession planning for senior management, including for the Chief Executive Officer;

  •
  Non-management directors meet regularly, without the participation of the company's senior management, to review matters concerning the relationship of the Board with members of the company's management and such other matters as the lead director and participating directors may deem appropriate; and

  •
  Each year, the Nominating and Governance Committee conducts an annual review and evaluation of the conduct and performance of the Board and its committees based upon completion by each director of an evaluation form, or upon such interviews of directors or other methods as the Nominating and Governance Committee believes appropriate and suitable for eliciting the relevant information.

The Board's Role in Risk Oversight

        The Board has oversight responsibility with regard to assessment of the major risks inherent in our business and measures to address and mitigate such risks. While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists the Board in fulfilling its risk oversight responsibilities relating to our risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent auditors. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating and Governance Committee assists the Board with oversight of risk management relating to corporate governance, Board organization and membership. The EHS Committee assists the Board with oversight of risk management relating to environmental, health and safety matters, including reviewing with management our reputation as a responsible corporate citizen and our efforts to employ sustainable business practices.

Stockholder Communications with Our Board of Directors

        Interested parties may contact our lead director, Mr. Morgan, the chairpersons of any of the Board's committees, the independent directors as a group or the full Board by mail to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, or by e-mail to our investor relations department within the "Contact Us" section of our Internet website, at www.kindermorgan.com. Any communication should specify the intended recipient.

        All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

  •
  does not relate to our business or affairs or the functioning or Governance Guidelines of our Board of Directors or the functioning or charter of any of its committees;

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  relates to routine or insignificant matters that do not warrant the attention of our Board of Directors;

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  is an advertisement or other commercial solicitation or communication;

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  is frivolous or offensive; or

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  is otherwise not appropriate for delivery to directors.

        The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. We will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Material Legal Proceedings

        There are no material legal proceedings to which any director, officer or affiliate of ours, or any record or beneficial owner of more than five percent of our common stock is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.

Contributions to Charitable Organizations

        In none of the last three fiscal years have we made payments to or received payments from any tax-exempt organization of which any of our independent directors is an employee, or an immediate family member of such director is an executive officer, that exceeded the greater of $1 million or two percent of such tax-exempt organization's consolidated gross revenue.

Annual Meeting Attendance

        Although we have no formal policy with respect to our directors' attendance at annual meetings of stockholders, we invite them to attend. Two of our directors attended the 2015 annual meeting.

Additional Corporate Governance Information

        We make available free of charge, on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations," the Governance Guidelines, the charters of the Audit Committee, Compensation Committee, Environmental, Health and Safety (EHS) Committee and Nominating and Governance Committee, and our Code of Business Conduct and Ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver from a provision of that code granted to our executive officers or directors, in each case that would otherwise be disclosed on Form 8-K, on our website within four business days following such amendment or waiver. The information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        Each person listed below served on our Board of Directors in 2015 and is nominated to stand for re-election to the Board until our 2017 annual meeting. For information about the experience and qualifications of each of the director nominees, please see "Item 1—Election of Directors."

Name	Age	Title
Richard D. Kinder	71	Director and Executive Chairman
Steven J. Kean	54	Director, President and Chief Executive Officer
Ted A. Gardner	58	Director
Anthony W. Hall, Jr.	71	Director
Gary L. Hultquist	72	Director
Ronald L. Kuehn, Jr.	80	Director
Deborah A. Macdonald	64	Director
Michael C. Morgan	47	Director
Arthur C. Reichstetter	69	Director
Fayez Sarofim	87	Director
C. Park Shaper	47	Director
William A. Smith	71	Director
Joel V. Staff	72	Director
Robert F. Vagt	69	Director
Perry M. Waughtal	80	Director

        The Board has established standing committees to assist the Board in carrying out its duties, and we describe the Audit Committee, the Compensation Committee, the EHS Committee and the Nominating and Governance Committee, their respective membership during 2015 and their principal responsibilities below. The following directors are currently members of the Audit, Compensation, EHS and/or Nominating and Governance Committees as indicated.

Name	Audit Committee	Compensation Committee	EHS Committee	Nominating and Governance Committee
Mr. Gardner(1)			X	Chair
Mr. Hall			X	X
Mr. Hultquist		X
Mr. Kuehn				X
Ms. Macdonald	X	Chair
Mr. Reichstetter	X
Mr. Sarofim		X		X
Mr. Smith		X
Mr. Staff	Chair	X
Mr. Vagt	X		Chair
Mr. Waughtal	X

(1)
Appointed as Chair in January 2016.

Audit Committee

        We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act composed of Ms. Macdonald and Messrs. Reichstetter, Staff, Vagt and Waughtal. Mr. Staff is the chair of the Audit Committee and has been determined by the Board to be an "audit committee financial expert." The Board has determined that all of the members of the Audit Committee are independent as described under the relevant standards. The Audit

Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Audit Committee met eight times during 2015.

        The Audit Committee's primary purposes are to:

  •
  monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

  •
  monitor our compliance with legal and regulatory requirements;

  •
  select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided to us, consistent with all applicable laws, by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

  •
  monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

  •
  establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board of Directors.

Audit Matters

        The following sets forth fees billed for audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014
Audit fees(a)	$8,022,817	$9,871,406
Non-audit fees(b)	3,692,638	3,817,668

Total	$11,715,455	$13,689,074

(a)
Includes fees for integrated audit of annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements and reviews of documents filed with the SEC. 2015 and 2014 amounts for audit fees include fees of $2,855,448 and $2,764,400, respectively, for GAAP and Federal Energy Regulatory Commission (FERC) audits of certain stand-alone financial statements.

(b)
For 2015 and 2014, amounts include fees of $2,839,165 and $2,642,689, respectively, billed for professional services rendered for tax processing and preparation of 2014 and 2013 Forms K-1 for KMP's unitholders, $574,658 and $666,792 for EPB's unitholders; and fees of $263,404 and $38,859, respectively, for KMP, and $15,411 and $469,328, respectively, for KMI, billed for professional services rendered for other tax matters, including Internal Revenue Service assistance, and for general state, local and foreign tax compliance and consulting services.

        All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. The Audit Committee has reviewed the external auditors' fees for audit and non-audit services for fiscal 2015. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors' independence and has concluded that they are compatible at this time.

        Furthermore, the Audit Committee is responsible for reviewing the external auditors' proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

Report of Audit Committee

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2015. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

        This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee
Deborah A. Macdonald
Arthur C. Reichstetter
Joel V. Staff
Robert F. Vagt
Perry M. Waughtal

Compensation Committee

        Our Board of Directors' Compensation Committee is currently composed of five directors, each of whom our Board of Directors has determined to be independent under the relevant standards. The Compensation Committee has a written charter adopted by our Board of Directors which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Compensation Committee met two times during 2015.

        The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board desires to provide a compensation program for officers and key management personnel pursuant to which they are effectively compensated in terms of salaries, supplemental compensation and other benefits on a basis that is internally equitable and externally competitive. Therefore, the committee's primary purposes include to:

  •
  review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock awards and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

  •
  review new executive compensation programs;

  •
  assess and monitor our director compensation programs;

  •
  review on a periodic basis the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

  •
  take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

  •
  produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the SEC; and

  •
  periodically review and assess our compensation and benefits for employees generally.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is composed of Ms. Macdonald and Messrs. Hultquist, Sarofim, Smith and Staff, with Ms. Macdonald serving as chair of the committee. Between 1999 and 2003, Ms. Macdonald was an executive officer of the company. None of our executive officers served during 2015 on the board of directors of another entity which employed any of the members of our Board of Directors.

Report of Compensation Committee

        The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis for fiscal 2015 set forth below under "Executive Compensation." Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the annual meeting.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Compensation Committee
Gary L. Hultquist
Deborah A. Macdonald
Fayez Sarofim
William A. Smith
Joel V. Staff

EHS Committee

        In 2015, our Board of Directors established the EHS Committee. The EHS Committee is composed of Messrs. Vagt, Gardner and Hall, with Mr. Vagt serving as the chair of the committee. The EHS Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The EHS Committee met one time in 2015.

        This EHS Committee assists the Board in overseeing management's establishment and administration of our company's EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

Nominating and Governance Committee

        Our Nominating and Governance Committee is composed of Messrs. Gardner, Hall, Kuehn and Sarofim, with Mr. Gardner serving as the chair of the committee. Our Board of Directors has determined that each of the committee members is independent under the relevant standards. The Nominating and Governance Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Nominating and Governance Committee met two times in 2015.

        The Nominating and Governance Committee's primary purposes are to:

  •
  make recommendations regarding the size of our Board of Directors, to the extent the size of the Board may be changed in accordance with the company's bylaws;

  •
  identify individuals qualified to become members of our Board of Directors, and recommend director nominees to our Board of Directors for election at our annual meeting of stockholders;

  •
  identify from among the members of our Board of Directors and report to our Board on individuals recommended to serve as members of the various committees of our Board of Directors;

  •
  annually reevaluate our Governance Guidelines and recommend to our Board of Directors any changes that the Nominating and Governance Committee deems necessary or appropriate; and

  •
  periodically evaluate our Board of Directors' and committees' performances.

Director Qualifications

        The Nominating and Governance Committee considers the following factors as it evaluates the qualifications of possible candidates: a candidate's experience, knowledge, skills, integrity, independence (as described in our Governance Guidelines), expertise, commitment to our core values, relationships with us, ownership of our equity securities, service on other boards, willingness to commit the required time and ability to work as part of a team. The Nominating and Governance Committee also considers the current mix of viewpoints, backgrounds, skills, experience and expertise on our Board of Directors and the results of our Board's annual self-evaluation. Additionally, the Nominating and Governance Committee considers the characteristics that our Board should reflect as set out in our Governance Guidelines. Our Governance Guidelines require that our Board of Directors reflect the following characteristics:

  •
  each director should be:

  •
  a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

  •
  knowledgeable, or willing to become so quickly, in the critical aspects of the company's business and operations;

  •
  experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

  •
  a majority of the directors will meet the standards of independence as prescribed in our Governance Guidelines and the NYSE rules; and

  •
  our Board of Directors should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

        Our Board of Directors believes that diversity is an important attribute of a well-functioning board. As such, the Nominating and Governance Committee is responsible for advising our Board of Directors on matters of diversity, including race, gender, culture, thought and geography, and for recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through other board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board of Directors nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the Governance Guidelines; recommends approval by the entire Board of Directors of each selected nominee for election as a director; and approves extending an invitation to join our Board of Directors if the invitation is proposed to be extended by any person other than the Chair of the Nominating and Governance Committee.

Stockholder Recommendations for Director Nominees

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by following the procedures described under "Additional Information—Stockholder Proposals for Our 2017 Annual Meeting." In addition, the stockholder should provide such other information as such stockholder may deem relevant for the Nominating and Governance Committee's evaluation.

        The chair of the Nominating and Governance Committee will have discretion to determine whether the recommendation should be brought to the attention of the full Board of Directors and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our corporate secretary will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, make changes.

Meeting Attendance

        The Board of Directors held nine meetings during 2015. Each member of our Board of Directors attended at least 75 percent of his or her aggregate board and committee meetings.

No Incorporation by Reference

        The Report of the Audit Committee, the Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate either such report or the performance graph by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

        Our written policy is that (i) employees must obtain authorization from the appropriate business unit president of the relevant company or head of corporate function and (ii) directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the Audit Committee, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a "related party transaction"), prior to any such transaction being entered into or consummated. Any related party transactions that would bring the total value of such transactions to greater than $250,000 in any calendar year also must be approved by the Office of the Chairman. Any related party transactions that would bring the total value of such transactions to greater than $1.0 million in a calendar year must be referred to the Audit Committee for approval or to determine the procedure for approval. Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the Audit Committee would consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

Shareholders Agreement

        We are party to a shareholders agreement with a group of shareholders we refer to as the "Investors" regarding the voting, transfer and registration for resale of shares of our stock held by them, among other things. Although only we and the Investors are parties to the shareholders agreement, it contains several provisions affecting our company. Below is a summary of those provisions of our shareholders agreement.

        The Investors consist of (i) Richard D. Kinder, our Executive Chairman; (ii) investment funds advised by or affiliated with entities that participated in our 2007 going private transaction (referred to as the "Sponsor Investors"); and (iii) Fayez Sarofim, one of our directors, and investment entities affiliated with him, an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, and a number of other members of our management. Of the Sponsor Investors, only the funds affiliated with Highstar Capital, LP (collectively referred to as "Highstar") are still parties to the shareholders agreement. As a result, certain provisions in the shareholders agreement no longer apply and are not described below. For example, Mr. Kinder and the Sponsor Investors previously had rights under the shareholders agreement to appoint some of the nominees for our Board of Directors and to have their nominees serve on certain committees of the Board, but these rights have terminated.

Board Observer Rights

        Under the shareholders agreement, as long as Highstar owns at least 1% of our outstanding shares of capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of our Board of Directors or any committee thereof. Any observer may be excluded from the deliberations of the Board or any committee at the direction of a majority of the members of the Board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting. At the present time, Highstar has waived its right to appoint an observer. This waiver will remain in effect until such time as Highstar notifies our Board that it intends to have such an observer.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock owned by Highstar and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, Highstar and Mr. Kinder will each have the right to require that we register resales of such shares of common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (i) a regular quarterly blackout period when our directors and executive officers are not permitted to trade or (ii) a 30-day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        Under the registration rights provisions, Highstar or Mr. Kinder also can require us to file a shelf registration statement on Form S-3 for the resale of common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, we have agreed to use our reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which Highstar no longer holds registrable securities that represent at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

        We also have agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and such selling shareholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Corporate Opportunities

        The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of KMI or one of our wholly owned subsidiaries must tell us about any business opportunity offered to him or her solely in his or her capacity as a director.

Payment of Certain Costs and Expenses

        We are obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, our certificate of incorporation, bylaws and shareholders agreement that are approved in advance by us and all fees and expenses of the Sponsor Investors and their affiliates incident to our February 2011 initial public offering and previously contemplated structures for an initial public offering. Since January 1, 2014, we have not been presented with nor have we paid any such fees or expenses.

Other Provisions

        The shareholders agreement will terminate when none of the shareholder parties thereto hold any shares of common stock. Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by specified shareholders party thereto if they own specified amounts of our capital stock or if the amendment would modify their rights or obligations adversely and differently from other holders of the same class or classes of capital stock.

Other Transactions

        Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our current and former directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or those other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the Delaware General Corporation Law. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of Highstar and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such persons against such liability.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of the close of business on March 11, 2016, information known to us regarding the beneficial ownership of our common stock by:

  •
  each of our directors, each of our named executive officers identified in "Executive Compensation" and all of our directors and executive officers as a group, and

  •
  each person known by us to own beneficially more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	% of Class(a)
Richard D. Kinder(b)	245,976,293	11.02
Steven J. Kean(c)	7,777,651	*
Ted A. Gardner(d)	496,019	*
Anthony W. Hall, Jr.(e)	47,260	*
Gary L. Hultquist(f)	1,113	*
Ronald L. Kuehn, Jr.(g)	146,006	*
Deborah A. Macdonald(h)	16,858	*
Michael C. Morgan(i)	4,392,053	*
Arthur C. Reichstetter	107,507	*
Fayez Sarofim(j)	37,678,712	1.69
C. Park Shaper(k)	9,561,157	*
William A. Smith(l)	18,209	*
Joel V. Staff(m)	54,575	*
Robert F. Vagt(n)	31,829	*
Perry M. Waughtal(o)	356,636	*
Kimberly A. Dang(p)	2,340,985	*
Jesse Arenivas(q)	18,803	*
David R. DeVeau(r)	354,132	*
Thomas A. Martin(s)	1,144,019	*
Directors and executive officers as a group (24 persons)(t)	311,826,153	13.97
The Vanguard Group(u)	117,022,069	5.24

*
Represents ownership of less than 1%.

(a)
Based on 2,231,555,976 shares of common stock outstanding as of March 11, 2016.

(b)
Includes 61,479 shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares. Also includes 630,203 shares into which 408,163 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, owned by Mr. Kinder, are convertible.

(c)
Includes 754,717 restricted shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 230,000 shares held by a limited partnership of which Mr. Kean is the sole general partner and two trusts (for which Mr. Kean serves as the sole trustee and of which family members of Mr. Kean are sole beneficiaries) that each own a 49.5% limited partner interest. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 225,000 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 225,000 shares. Also includes 7,877 shares into which 5,102 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, owned by Mr. Kean, are convertible.

(d)
Includes 196,910 shares held by a family limited liability company. Mr. Gardner disclaims 99% of any beneficial ownership of such shares.

(e)
Excludes warrants to purchase 72,239 shares of common stock held by Mr. Hall, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016.

(f)
Includes 1,113 shares held in a margin account.

(g)
Includes 25,717 shares held by Mr. Kuehn's spouse. Excludes warrants to purchase 64,000 and 15,679 shares of common stock held by Mr. Kuehn and his spouse, respectively, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016. Mr. Kuehn disclaims any and all beneficial or pecuniary interest in the shares and warrants owned by his spouse.

(h)
Includes 4,632 shares into which 3,000 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, owned by Ms. Macdonald, are convertible.

(i)
Includes 3,800,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 572,683 shares owned by trusts for which Mr. Morgan has voting and dispositive power. Also includes 19,370 shares held by Portcullis Investments, LP, a private investment partnership for which Mr. Morgan has sole voting and dispositive power. Excludes warrants to purchase 200,000 shares of common stock held by Portcullis Investments, LP, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016. An aggregate of 1,000,000 shares held by Portcullis Partners, LP are either held in a margin account or in an account that serves as collateral for a line of credit.

(j)
Includes 15,940 shares subject to forfeiture and voting restrictions that lapse on July 19, 2016. Includes 9,116,182 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Includes 106,343 shares held by Mr. Sarofim's spouse. Mr. Sarofim disclaims any and all beneficial or pecuniary interest in the shares owned by his spouse. Also includes 13,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest.

(k)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 7,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(l)
Includes 3,622 shares held by Mr. Smith's spouse. Excludes warrants to purchase 5,479 shares of common stock held by Mr. Smith's spouse, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016. Mr. Smith disclaims any and all beneficial or pecuniary interest in the shares and warrants held by his spouse.

(m)
Includes 15,940 restricted shares subject to forfeiture and voting restrictions that lapse on July 19, 2016. Excludes warrants to purchase 747 shares of common stock held by Mr. Staff, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016.

(n)
Excludes warrants to purchase 39,247 shares of common stock held by Mr. Vagt, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016.

(o)
Includes 59,593 shares held by a family limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in the shares held by the family limited partnership.

(p)
Includes 226,416 shares subject to forfeiture and voting restrictions that lapse on July 16, 2019. Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Also excludes warrants to purchase 192 shares of common stock held by Ms. Dang, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016.

(q)
Includes 2,768, 3,456 and 11,957 shares subject to forfeiture and voting restrictions that lapse on July 16, 2016, July 16, 2017 and January 20, 2018, respectively. Excludes 13,151 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2018.

(r)
Includes 125,787 shares subject to forfeiture and voting restrictions that lapse on July 16, 2018.

(s)
Includes 148,950 shares held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(t)
See notes (b) through (s). Also includes 239,282 shares held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Includes an aggregate of 236,053 shares held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans and 944 shares into which 612 depositary shares held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans are convertible. Excludes 1,600 warrants held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans. Includes an aggregate of 382,946 shares held by executive officers other than the named executive officers that are subject to forfeiture and voting restrictions that lapse at various times from July 2016 through July 2019. Also excludes warrants to purchase 1,600 shares of common stock held by executive officers other than the named executive officers, which warrants are not currently exercisable based on the closing price of our common stock on March 11, 2016.

(u)
Based on a Schedule 13G filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, on February 10, 2016, reflecting beneficial ownership as of December 31, 2015.

Equity Compensation Plan Information

        The following table sets forth information regarding our current equity compensation plans as of December 31, 2015. Specifically, the table provides information regarding our common stock issuable under the 2015 Amended and Restated Stock Incentive Plan described under "Executive

Compensation" and the Amended and Restated Stock Compensation Plan for Non-Employee Directors described under "Director Compensation."

Plan Category	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	24,039,477
Equity compensation plans not approved by security holders	—

Total	24,039,477

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2015, except that, due to administrative oversight (i) a purchase of Class P Common Stock by Mr. McClain on November 13, 2015, was reported late on a Form 4 filed November 23, 2015, and (ii) a sale of warrants by Mr. Gardner on December 11, 2015, was reported late on a Form 4 filed December 16, 2015.

 EXECUTIVE OFFICERS

        Set forth below is information concerning our executive officers as of the date of this proxy statement. All of our officers serve at the discretion of our Board of Directors.

Name	Age	Position
Richard D. Kinder	71	Director, Executive Chairman
Steven J. Kean	54	Director, President and Chief Executive Officer
Kimberly A. Dang	46	Vice President and Chief Financial Officer
Ian D. Anderson	58	Vice President (President, Kinder Morgan Canada)
Jesse Arenivas	42	Vice President (President, CO2)
David R. DeVeau	51	Vice President and General Counsel
Thomas A. Martin	54	Vice President (President, Natural Gas Pipelines)
Ronald G. McClain	63	Vice President (President, Products Pipelines)
Dax A. Sanders	41	Vice President, Corporate Development
John W. Schlosser	53	Vice President (President, Terminals)
Lisa M. Shorb	57	Vice President, Human Resources, Information Technology and Administration

        For biographical information concerning Messrs. Kinder and Kean, please see "Item 1—Election of Directors" included elsewhere in this proxy statement.

        Kimberly A. Dang is Vice President and Chief Financial Officer of KMI. She served as Chief Financial Officer of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Vice President and Chief Financial Officer of KMI upon its conversion. Ms. Dang served as Vice President and Chief Financial Officer of KMI's predecessor from May 2005 until June 2007. She served as Vice President and Chief Financial Officer of KMR from May 2005 until November 2014. She has served as Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc. since 2005. She served as Vice President, Investor Relations of KMR, Kinder Morgan G.P., Inc. and the predecessors of KMI from July 2002 until January 2009. She has served in various management roles for the Kinder Morgan companies since 2001. Ms. Dang received a Masters in Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University.

        Ian D. Anderson was elected Vice President (President, Kinder Morgan Canada) of KMI in December 2014. Mr. Anderson has served as President of Kinder Morgan Canada Inc. since 2005. Previously, Mr. Anderson served in various leadership roles with Terasen, Inc., including Vice President, Finance and Corporate Controller and Vice President, Finance and Corporate Services of Terasen Pipelines Inc. Mr. Anderson is a Certified Management Accountant and a graduate of the University of Michigan Executive Program.

        Jesse Arenivas was elected Vice President (President, CO2) of KMI in December 2014. Mr. Arenivas joined Kinder Morgan in 2003 and has served in various financial, accounting, and business development roles, including Vice President of Finance and Accounting for our CO2 business segment. Mr. Arenivas holds a Bachelor of Business Administration in Finance from the University of Texas, Permian Basin and is a Certified Public Accountant in the State of Texas.

        David R. DeVeau is Vice President and General Counsel of KMI and has served in his current position since March 2013. Mr. DeVeau has served as Vice President and General Counsel of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President and General Counsel of KMR from March 2013 until November 2014 and of El Paso Pipeline GP Company, L.L.C. from March 2013 until January 2015. Mr. DeVeau joined Kinder Morgan in 2001 and served as Deputy General Counsel from 2006 to March 2013. Mr. DeVeau received a J.D. degree from The Dickinson School of Law,

Pennsylvania State University, and a bachelor's degree, cum laude, in political science from Norwich University.

        Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI and has served in his current role since 2012. Mr. Martin has served as Vice President (President, Natural Gas Pipelines) of Kinder Morgan G.P., Inc. since November 2009. Mr. Martin served as Vice President (President, Natural Gas Pipelines) of KMR from November 2009 until November 2014. He also served as a director and as Vice President (President, Natural Gas Pipelines) of El Paso Pipeline GP Company, L.L.C. from May 2012 until November 2014. Mr. Martin served as President, Texas Intrastate Pipeline Group from May 2005 until November 2009 and has served in various management roles for the Kinder Morgan companies since 2003. Mr. Martin received a Bachelor of Business Administration degree from Texas A&M University.

        Ronald G. McClain was elected Vice President (President, Products Pipelines) of KMI in December 2014. Mr. McClain has served as Vice President (President, Products Pipelines) of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President (President, Products Pipelines) of KMR from March 2013 until November 2014. Mr. McClain served as Vice President of operations and engineering for Kinder Morgan's Products Pipelines group from 2005 to March 2013. Mr. McClain joined Kinder Morgan over 30 years ago and, prior to 2005, held various operations and engineering positions in Kinder Morgan's Products Pipelines and Natural Gas Pipelines groups. Mr. McClain holds a bachelor's degree in computer science from Aurora University.

        Dax A. Sanders is Vice President, Corporate Development of KMI and has served in his current role since March 2013. Mr. Sanders has served as Vice President, Corporate Development of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President, Corporate Development of KMR from March 2013 until November 2014 and of El Paso Pipeline GP Company, L.L.C. from March 2013 until January 2015. From 2009 until March 2013, he was a Vice President within Kinder Morgan's Corporate Development group. From 2006 until 2009, Mr. Sanders was Vice President of Finance for Kinder Morgan Canada. Mr. Sanders joined Kinder Morgan in 2000, and from 2000 to 2006 served in various finance and business development roles within the Corporate Development, Investor Relations, Natural Gas Pipelines and Products Pipelines groups, with the exception of a two-year period while he attended business school. Mr. Sanders holds a master's degree in business administration from the Harvard Business School and a master's and a bachelor's degree in accounting from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.

        John W. Schlosser was elected Vice President (President, Terminals) of KMI in December 2014. Mr. Schlosser has served as Vice President (President, Terminals) of Kinder Morgan G.P., Inc. since March 2013. He served as Vice President (President, Terminals) of KMR from March 2013 until November 2014. Mr. Schlosser was named Senior Vice President and Chief Commercial Officer of Kinder Morgan's Terminals group in 2010. He previously served as Vice President of Sales and Business Development for Kinder Morgan's Terminals group since he joined Kinder Morgan in 2001 in connection with Kinder Morgan's purchase of the U.S. pipeline and terminal assets of the GATX Corporation, where he served as Vice President of Sales. Mr. Schlosser has more than 27 years of experience in commodity transportation and logistics, business development and sales, sales management and operations. Mr. Schlosser holds a Bachelor of Science degree from Miami University, Oxford, Ohio.

        Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI and has served in her current role since January 2014. Ms. Shorb served as Vice President of Procurement and Administration for the Kinder Morgan companies from June 2002 until January 2014. Ms. Shorb joined Kinder Morgan over 30 years ago and prior to 2002 served in various roles in the commercial and gas measurement areas. Ms. Shorb received a Master of Science degree in Geology from Duke University and a Bachelor of Science degree in Geology from the University of Dayton.

EXECUTIVE COMPENSATION

Overview

        The following Compensation Discussion and Analysis describes the compensation of our executive officers, with a focus on the compensation of Mr. Kinder, our Chief Executive Officer until June 1, 2015, Mr. Kean, our current Chief Executive Officer, Ms. Dang, our Chief Financial Officer and Mr. Arenivas, Mr. DeVeau, and Mr. Martin, our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) serving at fiscal year-end 2015, whom we refer to collectively as our "named executive officers."

Compensation Discussion and Analysis

Program Objectives

        We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses for the benefit of our stockholders. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, long-term compensation and other benefits, with a majority of such compensation consisting of at-risk elements of an annual cash bonus and long-term incentive compensation.

        We believe that an effective executive compensation program should link total compensation to our financial performance and to the attainment of our short-term and long-term strategic, operational, and financial objectives. We believe operational objectives should take into account adherence to and promotion of our Code of Business Conduct and Ethics and our Environmental, Health and Safety policies. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we believe that our executives should have a much greater portion of their overall compensation at-risk and linked to long-term shareholder value than do our other employees. Consequently, we believe we have established the at-risk and long-term incentive portions of our executives' total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.

        In addition, we believe that the compensation of our named executive officers should be directly and materially tied to our financial performance and should be aligned with the interests of our stockholders. Therefore, the majority of compensation to our named executive officers (except for Messrs. Kinder and Kean, as discussed below) is allocated to the at-risk portion of our compensation program—namely, a possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation) and long-term incentive restricted stock awards, in the form of either restricted stock or restricted stock units.

        In 2012, our Board determined to hold an advisory vote on the compensation of our named executive officers every three years. At our 2015 annual meeting, our stockholders overwhelmingly voted to approve (with an almost 98% approval rate), on an advisory basis, the compensation of our then-named executive officers. We believe that this high level of support affirmed our compensation policies and practices.

        Currently, our compensation is determined without the use of compensation consultants. Instead, we keep abreast of current trends, developments and emerging issues in executive compensation and annually compare our executive compensation components with market information, consisting of third-party surveys in which we participate. The surveys we use in reviewing our executive compensation consist of the Towers Watson Executive Survey and the Aon Hewitt Executive Survey. Over 400 companies participate in each survey. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive within the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope to ours.

        We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1 million of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1 million limit. We expect that all compensation paid to our executives would qualify for deductibility under federal income tax rules.

Compensation Designed to Reward Performance

        Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our stakeholders, and to deter engaging in any detrimental activities, such as performing services for a competitor, disclosing confidential information or violating appropriate business conduct standards. Each executive is held accountable for upholding and complying with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with the law, and to maintain high standards of operating safety and environmental protection.

        Unlike many companies, we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split-dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft, and we do not pay for executives to fly first class. We believe that this area of our overall compensation package is below competitive levels for comparable companies; however, we have no current plans to change our policy of not offering such executive benefits or perquisite programs.

        We do not have employment agreements or special severance arrangements with our executive officers. Our executive officers are eligible for severance under the same plan as our other non-union, U.S. based employees.

        At his request, Mr. Kinder receives $1 of base salary per year. Additionally, Mr. Kinder has requested that he receive no annual bonus, equity, or other compensation from us. Mr. Kinder does not have any deferred compensation, supplemental retirement or any other special benefit, compensation or perquisite arrangement with us, and each year, Mr. Kinder reimburses us for his portion of health care premiums.

        At his request, Mr. Kean receives $1 of base salary per year and no annual bonus. Mr. Kean also requested that he not be paid dividend equivalents on his shares of restricted stock for the third and fourth quarters of 2015. As a result, Mr. Kean's total compensation for 2015 consists of dividend equivalents on his shares of restricted stock for the fourth quarter of 2014 and the first and second quarters of 2015, and certain benefits available to our U.S. employees generally. Mr. Kean also reimburses us for his portion of health care premiums.

Elements of Compensation

        Our 2015 executive compensation program was principally composed of three elements: (i) a base cash salary, (ii) a possible annual cash bonus and (iii) dividend equivalents on restricted stock awards, which restricted stock awards comprise our named executive officers' long-term incentive compensation.

        The Compensation Committee reviews and approves annually our financial goals and objectives that are relevant to the compensation of our named executive officers. In 2015, the Compensation Committee solicited information from Mr. Kinder and Ms. Shorb regarding the performance of Mr. Kean. Similarly, the Compensation Committee solicited information from Messrs. Kinder and Kean and Ms. Shorb with respect to the performance of our other named executive officers. The

Compensation Committee also obtained information from Ms. Shorb with respect to compensation for comparable positions of responsibility at companies of comparable size and scope. All of this information was taken into account by the Compensation Committee, which made final determinations regarding compensation of our named executive officers. No named executive officer reviewed his or her own performance or approved his or her own compensation.

Base Salary

        Base salary is paid in cash. The 2015 annual base salary cap for our executive officers was $400,000. However, the maximum base salary that any of our executives received in 2015 was $373,077. As noted above, our Executive Chairman and our President and Chief Executive Officer each receive an annual base salary of $1. Even if increased to the $400,000 cap, our executive officers' respective base salaries would be below annual base salaries for executives in similar positions and with similar responsibilities at companies of comparable size and scope, based upon independent salary surveys in which we participate.

Possible Annual Cash Bonus (Non-Equity Cash Incentive)

        In January 2015, the Board adopted an Amended and Restated Annual Incentive Plan (referred to as the "Annual Incentive Plan"), and our stockholders approved the plan at our 2015 annual meeting. The overall purpose of the Annual Incentive Plan is to increase our executive officers' and our employees' personal stake in the continued success of our company through the possible payment of annual cash bonuses that are dependent on individual and company performance.

        The Annual Incentive Plan consists of two components: the executive plan component and the non-executive plan component. All employees of KMI and our subsidiaries are eligible to participate in the Annual Incentive Plan (except for employees covered by collective bargaining agreements that do not expressly provide for eligibility). Our Executive Chairman, our President and Chief Executive Officer and all other executive officers are eligible for the executive plan component; however, as stated above, Messrs. Kinder and Kean have elected not to participate. All other U.S. and Canadian eligible employees are eligible for the non-executive plan component.

        Under the Annual Incentive Plan, a pool of bonus dollars is budgeted at the beginning of each year for annual cash bonuses that may be paid to our executive officers and other employees, depending on the extent to which we and our subsidiaries meet certain financial performance objectives. The Compensation Committee then establishes the final bonus pool based primarily on the extent to which the financial performance objectives are met. The Compensation Committee may also adjust the budgeted pool of bonus dollars upward or downward based on our and our subsidiaries' overall performance in other areas, including safety and environmental goals and regulatory compliance.

        At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives based on one or more of the criteria set forth in the Annual Incentive Plan are established by our Compensation Committee. In addition, the Compensation Committee sets the bonus opportunities available to each executive officer. The maximum payout to any individual under the Annual Incentive Plan for any year is $3 million. The Compensation Committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity available to such executive officer. Because payments under the Annual Incentive Plan for our executive officers are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict amounts that will actually be paid under the executive portion of the Annual Incentive Plan over the life of the plan.

        For 2015, the Compensation Committee set $2.00 per share in cash dividends on our common stock for 2015 as the financial performance objective under both the executive plan component and the non-executive plan component. The table under "Grants of Plan-Based Awards" below sets forth the threshold, target and maximum payout opportunities for each named executive officer depending on the extent to which the financial performance objective was met or exceeded. Non-financial objectives that could potentially increase or decrease the budgeted bonus pool for 2015 related to our environmental, health, and safety performance, including: (i) beating industry average incident rates; (ii) improving incident rates compared to our previous three-year averages; and (iii) experiencing no significant incidents in our operations or expansions.

        The Compensation Committee set bonus opportunities under the Annual Incentive Plan for 2015 for the executive officers at dollar amounts in excess of those which were expected to actually be paid under the Annual Incentive Plan. The Compensation Committee has never awarded the maximum bonus opportunity to a current named executive officer.

        For 2015, although we paid $1.605 per share in cash dividends on our common stock, less than our financial performance objective of $2.00 in dividends per share, the Compensation Committee recognized that our distributable cash flow for 2015 would have been sufficient to pay $2.00 in dividends per share. The Compensation Committee also recognized that, due to the unusual disconnect between the performance of our business and the performance of our stock, the Board had elected to reduce the dividend for the fourth quarter of 2015 (thereby causing us to miss the financial performance objective) so that we could retain those dollars to fund capital growth projects. Due to these unusual circumstances, the Compensation Committee exercised its discretion, as permitted under the Annual Incentive Plan, to pay cash bonuses to our named executive officers (excluding Messrs. Kinder and Kean) for 2015, but at amounts lower than their respective threshold bonus opportunity amounts.

        Our Compensation Committee approved funding of approximately 62.5% of the total 2015 budgeted cash bonus pool under the Annual Incentive Plan, with named executive officers receiving on average approximately 50% of their budgeted bonus opportunities (and less than their respective threshold bonus opportunities). The approved funding level includes any premium pay calculations for bonus awards paid to non-exempt employees. Bonus payments at these lower percentages, as well as Mr. Kean's election to waive dividend equivalent payments for the third and fourth quarters of 2015, reflect participation by our management and other employees in our company's overall effort to reduce expenses in response to challenges facing the energy sector.

        The 2015 bonuses for our named executive officers were overwhelmingly based on the extent to which the established financial performance objectives would have been met but for the unusual circumstances affecting the same. The Compensation Committee also considered, in a purely subjective manner, how well the executive officer performed his or her duties during the year. Information was solicited from relevant members of senior management regarding the performance of our named executive officers, and determinations and recommendations were made at the regularly scheduled first quarter Board and Compensation Committee meetings held in January 2016. Other factors considered by the Compensation Committee primarily consisted of the amount of the bonus paid to the executive officer in the prior year and market data about compensation of comparable positions of responsibility at companies of comparable size and scope, consisting of the compensation surveys referred to above. With respect to using these other factors in assessing performance, the Compensation Committee did not find it practicable to, and did not, use a "score card" or quantify or assign relative weight to the specific criteria considered. The amount of any downward adjustment was not pursuant to a formula. Specific aspects of an individual's performance were not identified in advance. Rather, adjustments were based on the Compensation Committee's judgment and input from Mr. Kinder, Mr. Kean and Ms. Dang, giving consideration to the totality of the record presented, including the individual's performance and the magnitude of any other positive or negative factors.

        For a discussion of effects under the Annual Incentive Plan of death, disability, termination of employment or a change in control of the company, please read "Potential Payments upon Death, Disability, Termination or a Change in Control."

Long-Term Incentive Compensation

        In 2013, the Compensation Committee granted long-term incentive compensation awards to Ms. Dang and Messrs. Kean, Martin and DeVeau in the form of restricted stock under the Kinder Morgan, Inc. 2011 Stock Incentive Plan (referred to as the 2011 Plan). Ms. Dang's and Messrs. Kean and Martin's awards are subject to six-year cliff-vesting periods, and Mr. DeVeau's award is subject to a five-year cliff-vesting period. In connection with his 2013 grant of restricted stock, Mr. Kean forfeited participation in the Annual Incentive Plan and decreased his annual base salary to $1 per year. Mr. Kinder did not receive an award under the 2011 Plan. The Compensation Committee granted restricted stock awards to Mr. Arenivas in January and July 2015. The January 2015 restricted stock award was granted in connection with Mr. Arenivas' promotion to Vice President (President, CO2) in December 2014. Both awards are subject to three-year cliff vesting periods, and the July award is also subject to a dividend-based performance condition.

        Our named executive officers who received restricted stock awards receive dividend equivalents on their restricted stock, with the exception of Mr. Kean for the third and fourth quarters of 2015 (see "—Compensation Designed to Reward Performance" above).

        In January 2015, the Board adopted the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (referred to as the 2015 Plan) which amended and restated the 2011 Plan, and our stockholders approved the plan at our 2015 annual meeting.

        For a discussion of effects under the 2011 Plan and the 2015 Plan of death, disability, termination of employment or a change in control of the company, please see "Potential Payments upon Death, Disability, Termination or a Change in Control."

Other Compensation

        Kinder Morgan Savings Plan.    The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits eligible employees of KMI, including our named executive officers, to contribute between 1% and 50% of base compensation, on a pre-tax or Roth 401(k) basis, into participant accounts. In addition, we contribute 5% of base compensation into participant accounts for most employees of KMI, including our named executive officers.

        Kinder Morgan Retirement Plan.    Employees of KMI, including our named executive officers, are also eligible to participate in the Kinder Morgan Retirement Plan, a cash balance pension plan, which we refer to as the "Cash Balance Retirement Plan." Employees accrue benefits through a Personal Retirement Account (PRA) in the retirement plan. We allocate contribution credits of 4% or 5% of eligible compensation every pay period to participants' PRAs based on age and years of eligible service as of December 31 of the prior year. Interest is credited to each PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100% vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement.

        The following table sets forth the estimated actuarial present value of each named executive officer's accumulated pension benefit as of December 31, 2015, under the Cash Balance Retirement Plan. The benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

	Cash Balance Retirement Plan Pension Benefits
Name	Current Credited Years of Service	Present Value of Accumulated Benefit ($)	Payments Made During Last Fiscal Year
Richard D. Kinder(a)	N/A	—	—
Steven J. Kean	14	76,870	—
Kimberly A. Dang	14	77,869	—
David R. DeVeau	15	92,153	—
Thomas A. Martin	13	91,072	—
Jesse Arenivas	13	51,096	—

(a)
Mr. Kinder has elected not to participate in the Kinder Morgan Retirement Plan.

Potential Payments upon Death, Disability, Termination or a Change in Control

        Our named executive officers are entitled to certain benefits in the events of death, disability, termination of employment or a change in control of us. The plans and circumstances triggering such benefits are described below.

        Annual Incentive Plan.    The Annual Incentive Plan provides the Compensation Committee with discretion to take action that it deems appropriate with respect to outstanding awards upon a "Change in Control," which is defined as (i) the acquisition of securities representing 20% or more of our outstanding shares of common stock or voting power of our securities by any person other than Richard D. Kinder; (ii) a reorganization, merger or consolidation, or sale of all or substantially all of our assets, unless following such transaction (a) 50% or more of our outstanding shares of common stock and voting power (or the outstanding securities and voting power of the entity resulting from such transaction) is beneficially owned by substantially all of the persons who held such securities prior to such transaction, (b) no person, other than Mr. Kinder, one of our benefit plans or a person who beneficially owned 20% or more of our outstanding shares of common stock and voting power prior to such transaction, beneficially owns 20% or more of our outstanding shares of common stock and voting power, and (c) at least a majority of our Board of Directors (or the governing body of the entity resulting from such transaction) were members of our "Incumbent Board" at the time of the initial agreement or initial action by our Board of Directors providing for such reorganization, merger, consolidation, sale or transaction; (iii) the "Incumbent Board" ceases to constitute at least a majority of the Board then in office; or (iv) approval by our stockholders of a plan of liquidation for us. "Incumbent Board" means the individuals who, as of the effective date of the proposed 2015 Annual Incentive Plan, constitute our Board of Directors, including any individual becoming a director after such date whose election by our Board of Directors or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board, and excluding any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation.

        If, in connection with a Change in Control, Mr. Kinder is no longer Chairman of our Board:

  •
  each participant under the executive component of the Annual Incentive Plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation

    Committee has previously determined that the participant should receive a greater or lesser percentage of the bonus opportunity;

  •
  each participant under the non-executive component of the Annual Incentive Plan will receive an award equal to the award most recently paid to such participant under the plan or any prior plan, or an award equal to the average award paid to a similarly situated participant under the plan if no award was previously paid to the participant; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control; provided, however, that the participant must be employed by the company or an affiliate on the date of the Change in Control to receive an award as described above.

        If a participant ceases to be employed by the company or a subsidiary prior to the date the award is distributed, other than in the case of participant's death as described below, the participant will forfeit all rights to the award. Notwithstanding the foregoing, in the case of participant's death on or after January 1 of the calendar year following the end of a performance year but before distribution of an award, the award shall be distributed to the participant's estate.

        Kinder Morgan Severance Plan.    All of our executive officers are eligible for severance payments under the Kinder Morgan Severance Plan (which is available to all regular full time U.S.-based employees not covered by a bargaining agreement), which caps severance payments at an amount equal to six months of annual base salary.

        The following table lists the potential payments to our named executive officers under the Kinder Morgan Severance Plan upon termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2015.

Name	Termination Payment ($)
Richard D. Kinder(a)	—
Steven J. Kean(a)	—
Kimberly A. Dang(b)	187,500
David R. DeVeau(b)	187,500
Thomas A. Martin(b)	187,500
Jesse Arenivas(b)	162,500

(a)
Because the severance formula is based on the annual base salary, Mr. Kinder's and Mr. Kean's benefits calculate to less than $1 (the cap under the plan is 26 weeks of base pay).

(b)
Payment equals cap calculation under the plan of 26 weeks of annual base salary.

        Restricted Stock Awards.    Our named executive officers who received restricted stock awards under the 2011 Plan are entitled to accelerated vesting in certain termination or change-in-control circumstances under the award agreements governing their grants. The award agreements provide for accelerated vesting upon (i) a "Change in Control" or (ii) termination of the employee's employment by reason of (a) death, (b) disability that results in us determining that the employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, (c) an involuntary termination by us due to a reorganization or reduction in force for which the employee would be eligible for pay under the Kinder Morgan Severance Plan, or (d) the sale of the company or the sale, transfer or discontinuation of any part of the operations or any of our business units.

        The definition of "Change in Control" in the 2015 Plan is the same as that in the Annual Incentive Plan described above under "Annual Incentive Plan." To the extent an event would not constitute a Change in Control under the definition included in the 2011 Plan but would constitute a Change in Control under the 2015 Plan, the definition included in 2015 Plan shall apply to awards granted prior to the effective date of the 2015 Plan. Thus, the restricted stock grants under the 2011 Plan are also entitled to accelerated vesting upon a Change in Control, as defined in the 2015 Plan.

        The following table lists the potential accelerated value of our named executive officers' restricted stock awards upon death, disability or termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2015.

Name	Termination Payment ($)
Richard D. Kinder(a)	—
Steven J. Kean(b)	11,260,378
Kimberly A. Dang(b)	3,378,127
David R. DeVeau(b)	1,876,742
Thomas A. Martin(b)	3,378,127
Jesse Arenivas(b)(c)	467,473

(a)
Mr. Kinder did not receive a restricted stock award.

(b)
Calculation equals number of shares underlying the unvested restricted stock award, multiplied by the closing price on December 31, 2015 of our common stock of $14.92.

(c)
Mr. Arenivas received 2013 and 2014 restricted stock awards in connection with his prior position, as well as 2015 restricted stock awards in connection with his current position.

        Kinder Morgan Savings Plan and Retirement Plan.    The following table reflects the benefits payable from the Kinder Morgan Savings Plan and Retirement Plan in the event of death or termination of employment assuming the triggering event occurred on December 31, 2015. In the event of termination or death, the officer would be entitled to his or her vested benefit under the plans. The following table assumes the officer or his or her beneficiary would make an election to commence the benefit on January 1, 2016.

Name	Savings Plan Benefit ($)	Retirement Plan Lump Sum ($)
Richard D. Kinder(a)	—	—
Steven J. Kean	343,129	93,617
Kimberly A. Dang	555,733	113,239
David R. DeVeau	527,221	121,435
Thomas A. Martin	536,644	110,912
Jesse Arenivas	495,465	78,831

(a)
Mr. Kinder has no benefits under the Kinder Morgan Retirement Plan or the Kinder Morgan Savings Plan.

        Other Potential Post-Employment Benefits.    In addition to the amounts described above, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Summary Compensation Table

        The following table shows total compensation paid or otherwise awarded by us and our affiliated entities to our named executive officers for services rendered during fiscal years 2015, 2014 and 2013, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value ($)(d)	All Other Compensation ($)(e)	Total ($)
Richard D. Kinder	2015	1	—	—	—	—	—	1
Executive Chairman	2014	1	—	—	—	—	—	1
	2013	1	—	—	—	—	—	1
Steven J. Kean	2015	1	—	—	—	(224)	1,071,698	1,071,475
President and Chief	2014	1	—	—	—	(13,314)	1,283,019	1,269,706
Executive Officer	2013	150,000	—	30,000,001	—	8,310	619,580	30,777,891
Kimberly A. Dang	2015	373,077	—	—	449,500	6,651	451,420	1,280,648
Vice President and	2014	348,077	250,000	—	1,000,000	(12,277)	398,567	1,984,367
Chief Financial Officer	2013	319,231	—	9,000,036	900,000	13,465	196,807	10,429,539
David R. DeVeau	2015	373,077	—	—	370,000	8,690	257,839	1,009,606
Vice President and	2014	348,077	250,000	—	700,000	(7,946)	227,828	1,517,959
General Counsel	2013	305,385	—	5,000,033	575,000	13,532	115,577	6,009,527
Thomas A. Martin	2015	373,077	—	—	449,500	10,774	452,053	1,285,404
Vice President (President,	2014	348,077	—	—	1,000,000	(950)	399,425	1,746,552
Natural Gas Pipelines)	2013	319,231	—	9,000,036	900,000	13,445	197,665	10,430,377
Jesse Arenivas(f)	2015	325,000	—	1,000,043	289,000	6,596	62,991	1,683,630
Vice President
(President, CO2)

(a)
Represents bonus payments awarded and paid by us to our named executive officers in connection with their efforts in the Consolidation in 2014.

(b)
See "Long-Term Incentive Compensation" for discussion of vesting periods for restricted stock awards to our named executive officers. Amounts reflect the grant date fair value of restricted stock awards granted to our named executive officer computed in accordance with FASB Codification Topic 718, "Compensation—Stock Compensation."

(c)
Represents amounts paid under the Annual Incentive Plan as then in effect. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year.

(d)
Represents the 2015, 2014 and 2013, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) under our Cash Balance Retirement Plan. The actuarial present values shown in the Cash Balance Retirement Plan Pension Benefits table in 2013 and used to calculate the change in pension value were the current year-end balances.

(e)
2015 amounts are detailed in the table below:

Name	Company Contributions to the KMI Savings Plan ($)	Value of Group-term Life Insurance Exceeding $50,000 ($)	Dividend Equivalents Paid on Unvested Restricted Stock ($)	Total ($)
Richard D. Kinder	—	—	—	—
Steven J. Kean	—	—	1,071,698	1,071,698
Kimberly A. Dang	13,250	1,187	436,983	451,420
David R. DeVeau	13,250	1,820	242,769	257,839
Thomas A. Martin	13,250	1,820	436,983	452,053
Jesse Arenivas	13,250	704	49,037	62,991
(f)
Mr. Arenivas was not a named executive officer in 2013 or 2014.

Grants of Plan-Based Awards

        The following supplemental compensation table provides details on the value of plan-based incentive awards granted during 2015 to our named executive officers, which consisted solely of awards under the Annual Incentive Plan. The table includes awards made during or for 2015. The information in the table under the caption "Estimated Future Payouts Under Non-Equity Annual Incentive Plan Awards" represents the threshold, target and maximum amounts payable under the Annual Incentive Plan for performance in 2015. Amounts actually paid under that plan for 2015 are set forth in the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
Name	Grant Date	Threshold ($)(b)	Target ($)(c)	Maximum ($)(d)
Richard D. Kinder(e)	N/A	—	—	—
Kimberly A. Dang	N/A	500,000	1,000,000	1,500,000
David R. DeVeau	N/A	500,000	1,000,000	1,500,000
Steven J. Kean(e)	N/A	—	—	—
Thomas A. Martin	N/A	500,000	1,000,000	1,500,000
Jesse Arenivas	N/A	500,000	1,000,000	1,500,000

(a)
See "—Compensation Discussion and Analysis-Elements of Compensation" and "—Possible Annual Cash Bonus (Annual Cash Incentive)" above for further discussion of these awards.

(b)
Represents the maximum bonus opportunity available to the executive officer if 90% of target is met.

(c)
Represents the maximum bonus opportunity available to the executive officer if 100% of target is met.

(d)
Represents the maximum bonus opportunity available to the executive officer if target is exceeded by 10%.

(e)
Declined to participate.

Outstanding Equity Awards at Fiscal Year-End

        In July 2013, Ms. Dang and Messrs. Kean and Martin received awards of restricted stock with six-year cliff-vesting periods and Mr. DeVeau received an award of restricted stock with a five-year cliff-vesting period. Other than these awards, none of these named executive officers has been awarded any stock options, restricted stock or similar stock-based awards. All of Mr. Arenivas' awards have three-year cliff-vesting terms.

Name	Number of Shares of Restricted Stock that Have Not Vested	Market Value of Shares of Restricted Stock that Have Not Vested ($)(a)
Richard D. Kinder	—	—
Kimberly A. Dang	226,416	3,378,127
David R. DeVeau	125,787	1,876,742
Steven J. Kean	754,717	11,260,378
Thomas A. Martin	226,416	3,378,127
Jesse Arenivas(b)	31,332	467,473

(a)
The values represented in this column have been calculated by multiplying $14.92, the closing price of our common stock on December 31, 2015, by the number of shares of restricted stock and restricted stock units.

(b)
Prior to his promotion in December 2014, Mr. Arenivas received awards of restricted stock in July 2013 and July 2014 totaling 6,224 shares. In connection with Mr. Arenivas' promotion to Vice President (President, CO2), he received an award of 11,957 shares of restricted stock in January 2015. In July 2015, Mr. Arenivas received an award of 13,151 performance-based restricted stock units.

Stock Vested

Name	Shares of Restricted Stock Vested in 2015	Value of Restricted Stock Vested in 2015 ($)(a)
Jesse Arenivas	857	31,615

(a)
The value represented in this column was calculated by multiplying $36.89, the closing price of our common stock on July 17, 2015, the vesting date of the stock, by the number of shares of restricted stock vested.

Risks Associated with Compensation Practices

        We employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices for all persons necessary for the operation of our business do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows. Our belief is based on the fact that our employee compensation—primarily consisting of annual salaries and cash bonuses and, in some cases, long-term incentive compensation—is based on performance that does not reward risky behavior and is not tied to entering into transactions that pose undue risks to us.

 DIRECTOR COMPENSATION

Non-Employee Director Compensation

        We do not pay any compensation to our directors who also are our employees in their capacity as directors. Our non-employee directors are paid an annual retainer of $200,000 for their services as directors, and do not receive any additional meeting or committee fees. In addition, directors are reimbursed for reasonable expenses in connection with Board and committee meetings. The following table discloses the compensation earned by our non-employee directors for Board service in 2015.

Name	Fees Earned or Paid in Cash ($)	Common Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
Ted A. Gardner	200,000	—	—	200,000
Anthony W. Hall Jr.	200,000	—	—	200,000
Gary L. Hultquist	200,000	—	—	200,000
Ronald L. Kuehn, Jr.	200,000	—	—	200,000
Deborah A. Macdonald	200,000	—	—	200,000
Michael C. Morgan	200,000	—	—	200,000
Arthur C. Reichstetter	200,000	—	—	200,000
Fayez Sarofim	—	200,318	4,455	204,773
C. Park Shaper	200,000	—	—	200,000
William A. Smith	200,000	—	—	200,000
Joel V. Staff	—	200,318	4,455	204,773
Robert F. Vagt	200,000	—	—	200,000
Perry M. Waughtal	200,000	—	—	200,000

(a)
Represents the value of cash compensation that Mr. Sarofim and Mr. Staff elected to receive in the form of common stock under our Stock Compensation Plan for Non-Employee Directors. Value computed as the number of shares of common stock elected to be received in lieu of cash (4,790 shares) multiplied by the closing price on the day cash compensation was approved ($41.82 per share on January 20, 2015).

(b)
Represents dividend equivalent payments on unvested restricted common stock that Mr. Sarofim and Mr. Staff elected to receive pursuant to our Stock Compensation Plan for Non-Employee Directors.

        Michael J. Miller, who resigned from our Board in December 2015, did not receive any compensation for his service as a director in 2015.

Stock Compensation Plan for Non-Employee Directors

        We have adopted the Kinder Morgan, Inc. Amended and Restated Stock Compensation Plan for Non-Employee Directors. The following is a summary of the plan. The plan is administered by our Compensation Committee, and our Board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our Board of Directors with stockholders' interests.

        The plan recognizes that the compensation to be paid to each non-employee director is fixed by our Board, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, non-employee directors, referred to as "eligible directors," may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is 250,000.

        Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each election. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director's death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director's service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director's failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the restrictions. If, prior to the lapse of the restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the restrictions will lapse with respect to fifty percent (50%) of the director's shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares.

        The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be received in the form of shares, divided by the closing price of the common stock on the NYSE on the day the cash compensation is awarded (the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (i) the total cash compensation awarded to such director and (ii) the number of shares to be issued to such director with respect to the amount determined by the director, multiplied by the fair market value of a share. This cash payment will be payable in four equal installments, generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividend equivalent payments with respect to the shares during the period in which the shares are subject to forfeiture restrictions.

 PERFORMANCE GRAPH

Cumulative Total Return

        The following performance graph compares the annual performance of our common stock to Standard & Poor's 500 Stock Index and to Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the period beginning on February 11, 2011, the first trading day following our initial public offering, and ending on December 31, 2015. The graph assumes that the value of the investment in our common stock and each index was $100 at February 11, 2011, and that all dividends were reinvested. Total net return to our stockholders during this period was negative 40.83 percent, as compared to an average return of 70.85 percent for Standard & Poor's 500 Stock Index and 6.90 percent for Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the same period. The total net return to our stockholders of negative 40.83 percent was calculated using the closing price of our common stock on the first trading day following our initial public offering of $31.05. If such return had been calculated using our initial public offering price of $30.00, the total net return to our stockholders during the period would have been negative 38.24 percent.

	Base Period	INDEXED RETURNS Period Ending December 31,
Company/Index	2/11/11	2011	2012	2013	2014	2015
Kinder Morgan, Inc	100	106.29	121.30	128.85	158.88	59.17
S&P 500 Index	100	96.52	111.96	148.23	168.52	170.85
S&P 500 Oil & Gas Storage & Transportation Index	100	134.65	151.14	181.98	210.95	106.90

ITEM 1
ELECTION OF DIRECTORS

        All of our incumbent directors are standing for re-election to our Board of Directors. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify. The affirmative vote of a plurality of the votes cast is required for the election of directors.

Information about the Nominees

        The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.

Richard D. Kinder	Director since October 1999; also from 1998 to June 1999

        Mr. Kinder is Director and Executive Chairman of KMI. He served as Chief Manager, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Chairman and Chief Executive Officer of KMI upon its conversion until he became Executive Chairman in June 2015. He was elected Director, Chairman and Chief Executive Officer of KMI's predecessor in October 1999. Mr. Kinder served as Director, Chairman and Chief Executive Officer of KMR from February 2001 until November 2014. He has served as Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc. since February 1997. He served as a Director, Chairman and Chief Executive Officer of El Paso Pipeline GP company, L.L.C. from May 2012 until January 1, 2015. Mr. Kinder's prior experience as Chief Executive Officer of KMI, KMR, Kinder Morgan G.P., Inc. and of El Paso Pipeline GP Company, L.L.C., provide him with a familiarity with our strategy, operations and finances that can be matched by no one else. In addition, we believe that with Mr. Kinder's significant equity ownership in us, his economic interests are aligned with those of our other equity investors.

Steven J. Kean	Director since May 2007

        Mr. Kean is Director, President and Chief Executive Officer of KMI and has served in that role since June 2015. From March 2013 until June 2015, he was President and Chief Operating Officer. He served as Chief Operating Officer and member of the Board of Managers of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director, Executive Vice President and Chief Operating Officer of KMI upon its conversion. Mr. Kean served as Executive Vice President and Chief Operating Officer of KMI's predecessor from January 2006 until June 2007. He also served as Executive Vice President and Chief Operating Officer of KMR and Kinder Morgan G.P., Inc. from January 2006 until March 2013, when he became President, Chief Operating Officer and Director, and he continued in that role with KMR until November 2014 and still serves in that role with Kinder Morgan G.P., Inc. Mr. Kean also served as President, Natural Gas Pipelines of KMR and Kinder Morgan G.P., Inc. from July 2008 to November 2009. He served as Director, Executive Vice President and Chief Operating Officer of El Paso Pipeline GP Company, L.L.C. from May 2012 until March 2013, when he became Director, President and Chief Operating Officer, and he served in that role until January 1, 2015. He has served in various management roles for the Kinder Morgan companies since 2002. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean's experience as one of our executives since 2002 provides him valuable management and operational expertise and a thorough understanding of our business operations and strategy.

Ted A. Gardner	Director since December 2014

        Mr. Gardner was elected director of KMI in December 2014. Mr. Gardner served as director of KMR and Kinder Morgan G.P., Inc. from July 2011 until November 2014. Since June 2005, Mr. Gardner has been a Managing Partner of Silverhawk Capital Partners in Charlotte, North Carolina. Formerly, he was a director of the predecessor of KMI from 1999 to 2007, was a director of Encore Acquisition Company from 2001 to 2010 and Athlon Energy Inc. from August 2013 to November 2014. Mr. Gardner also served as Managing Partner of Wachovia Capital Partners and was a Senior Vice President of Wachovia Corporation from 1990 to June 2003. He is currently a director of Summit Materials Holdings and Spartan Energy Partners. We believe Mr. Gardner's prior management, business and leadership experience, and his previous board experience with KMI, provides us with the perspectives and judgment important to guiding our business strategies, thereby qualifying him to serve as a director.

Anthony W. Hall, Jr.	Director since May 2012

        Mr. Hall was elected as a director of KMI in May 2012. Previously, he served as a director of El Paso Corporation from 2001 until the closing of our acquisition of El Paso Corporation in May 2012. Mr. Hall has been engaged in the private practice of law since February 2010. He previously served as Chief Administrative Officer of the City of Houston from January 2004 to February 2010. Mr. Hall served as the City Attorney for the City of Houston from March 1998 to January 2004. Prior to March 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is the immediate past Chairman of the Houston Endowment Inc. and continues to serve on its board of directors. He is also Chairman of the Boulé Foundation. Mr. Hall's extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations, provides our Board with important insight from many perspectives. Mr. Hall's 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.

Gary L. Hultquist	Director since December 2014

        Gary L. Hultquist was elected director of KMI in December 2014. Mr. Hultquist served as director of KMR and Kinder Morgan G.P., Inc. until November 2014. He was elected director of Kinder Morgan G.P., Inc. in October 1999, and of KMR upon its formation in February 2001. Mr. Hultquist has been a Managing Director of Viant Group, LLC, an investment banking firm specializing in energy and technology, since March 2013, and has served on the board of directors of Resolute Energy Corporation since February 2014. From December 2009 until February 2013, Mr. Hultquist was a Principal of NewCap Partners Inc., a FINRA-registered broker-dealer and investment bank, specializing in technology, mergers and acquisitions, and from 1995 until 2007, Mr. Hultquist was the Managing Director of Hultquist Capital, LLC, a San Francisco-based strategic and merger advisory firm. He also served as member of the board of directors and chair of the audit committee of NASDAQ-listed OnTrack Systems, Inc., from 1995 to 1997, including at its initial public offering and its subsequent merger with Lam Research Corporation. Mr. Hultquist has over 20 years of experience as an investment banker and over 15 years' experience practicing law. This combination of experience provides him an understanding of the business and legal risks applicable to us.

Ronald L. Kuehn, Jr.	Director since December 2014

        Mr. Kuehn was elected director of KMI in December 2014. Mr. Kuehn served as a director of El Paso Pipeline GP Company, L.L.C. from August 2007 until November 2014, and served as Chairman from August 2007 to May 2012. Mr. Kuehn served as Chairman of the board of directors of El Paso Corporation from March 2003 to May 2009 and Interim Chief Executive Officer from March 2003 to September 2003. From September 2002 to March 2003, Mr. Kuehn served as Lead Director of El Paso. From January 2001 to March 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from October 1999 to December 2000. Mr. Kuehn previously served as Chairman of the Board of Sonat Inc. from April 1986 and President and Chief Executive Officer from June 1984 until his retirement in October 1999. Mr. Kuehn formerly served on the Boards of Directors of Praxair, Inc. until 2008, Dun & Bradstreet Corporation until 2007 and Regions Financial Corporation until 2007. His knowledge and understanding of our industry provides the board with valuable strategic insight. Mr. Kuehn's prior service on the boards of other publicly traded companies in our industry, including his service as Chairman of El Paso Corporation and as its interim CEO, provides valuable experience which he can draw upon as a member of our Board.

Deborah A. Macdonald	Director since April 2011

        Ms. Macdonald was elected as a director of KMI in April 2011. For the past five years, Ms. Macdonald has served on the boards of several private charitable organizations and the board of a closely held for-profit limited liability company. Ms. Macdonald served as Vice President (President, Natural Gas Pipelines) of KMI, KMR and KMGP from June 2002 until September 2005 and served as President of NGPL from October 1999 until March 2003. Ms. Macdonald received her Juris Doctor, summa cum laude, from Creighton University in May 1980 and received a Bachelors degree, magna cum laude, from Creighton University in December 1972. As a result of Ms. Macdonald's prior service as an executive officer of KMI, she possesses a familiarity with our business operations, financial strategy and organizational structure which enhance her contributions to our Board. As our only female director, Ms. Macdonald also provides a diversity of perspective that is important to our Board.

Michael C. Morgan	Director since May 2007

        Mr. Morgan served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director of KMI upon its conversion. From 2003 until May 2007, Mr. Morgan served as a director of the predecessor of KMI. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since April 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since October 2004. Mr. Morgan has been a director of Sunnova Energy Corp. since October 2015 and a director of Lytx, Inc. since July 2009 and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from May 2007 until March 2008. Mr. Morgan was President of KMI, KMR and KMGP from July 2001 to July 2004. Mr. Morgan served as Vice President-Strategy and Investor Relations of KMR from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of KMI and KMGP from January 2000 to July 2001. He served as Vice President, Corporate Development of KMGP from February 1997 to January 2000. Mr. Morgan was Vice President, Corporate Development of KMI from October 1999 to January 2000. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board.

Arthur C. Reichstetter	Director since December 2014

        Mr. Reichstetter was elected director of KMI in December 2014. Mr. Reichstetter served as a director of El Paso Pipeline GP Company, L.L.C. from November 2007 until November 2014. He has been a private investment manager since 2007. Mr. Reichstetter served as Managing Director of Lazard Freres from April 2002 until his retirement in June 2007. From February 1998 to January 2002, Mr. Reichstetter was a Managing Director with Dresdner Kleinwort Wasserstein, formerly Wasserstein Parella & Co. Mr. Reichstetter was a Managing Director with Merrill Lynch from March 1993 until his retirement in February 1996. Prior to that time, Mr. Reichstetter worked as an investment banker in various positions at The First Boston Corporation from 1974 until 1993, becoming a managing director with that company in 1982. Mr. Reichstetter brings to the board extensive experience in investment management and capital markets, as highlighted by his years of service at Lazard Freres, Dresdner Klienwort Wasserstein, Merrill Lynch and The First Boston Corporation. His leadership, together with technical expertise and extensive financial acumen provide our Board with necessary strategic insight and experience.

Fayez Sarofim	Director since May 2007

        Mr. Sarofim served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director of KMI upon its conversion. From 1999 until May 2007, Mr. Sarofim served as a director of the predecessor of KMI. He has been Chairman of the Board of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. As a result of Mr. Sarofim's investment experience and his prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board. As a Coptic Egyptian-American, Mr. Sarofim also brings an important diversity of perspective to our Board.

C. Park Shaper	Director since May 2007

        Mr. Shaper served in various management roles for the Kinder Morgan companies beginning in 2000 until his retirement in March 2013. He was a Director of KMR and KMGP from January 2003 until March 2013 and President of KMR and KMGP from May 2005 until March 2013. He served as President of the predecessor of KMI from May 2005 until May 2007. He also served as President, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of director and President of KMI upon its conversion. From May 2012 until March 2013, he was a director and President of the general partner of EPB. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper's experience as our President, as well as his experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.

William A. Smith	Director since December 2014

        Mr. Smith was elected director of KMI in December 2014. Mr. Smith served as Director of El Paso Pipeline GP Company, L.L.C. from May 2008 to November 2014. From 2003 until his retirement as an active partner in 2012, Mr. Smith was a partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston, Texas. In 2002, Mr. Smith retired from El Paso Corporation, where he was an Executive Vice President and Chairman of El Paso Merchant Energy's Global Gas Group. Mr. Smith had a 29 year career with Sonat Inc. prior to its merger with El Paso in

1999. At the time of the merger, Mr. Smith was Executive Vice President and General Counsel. He previously served as Chairman and President of Southern Natural Gas Company and as Vice Chairman of Sonat Exploration Company. Mr. Smith served as a director of Eagle Rock Energy G&P LLC from 2004 until the sale of that company in 2015. He also served as lead director and as chairman of that company's compensation committee. Mr. Smith previously served on the Board of Directors of Maritrans Inc. until 2006. With over 40 years of experience in the energy industry, Mr. Smith brings to the board a wealth of knowledge and understanding of our industry, including valuable legal and business expertise. His experience as an executive and attorney provides the board with an important skill set and perspective. In addition, his experience on the board of directors of other domestic and international energy companies further augments his knowledge and experience.

Joel V. Staff	Director since April 2011

        Mr. Staff was elected as a Director in April 2011. Since May 2007, Mr. Staff has acted as a private investor. Mr. Staff was Chief Executive Officer of Reliant Energy, Inc. from April 2003 until his retirement in May 2007. He also served as Reliant Energy, Inc.'s Chairman of the Board from April 2003 to October 2008 and Executive Chairman of the Board from October 2008 until his retirement from the board in June 2009. Mr. Staff was a director of Ensco International Incorporated between May 2002 and May 2008. Mr. Staff's experience as a senior executive in the energy industry provide him with an understanding of issues we encounter, which enhance his contributions to our Board.

Robert F. Vagt	Director since May 2012

        Mr. Vagt was elected as a director of KMI in May 2012. Mr. Vagt served as a director of El Paso Corporation from 2005 until we acquired it in May 2012. Mr. Vagt served as President of The Heinz Endowments from January 2008 through January 2014. Prior to that time, he served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. In January 2014, Mr. Vagt was appointed as Chairman of the Board of Directors of Rice Energy Inc. Mr. Vagt's professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with a welcomed diversity of perspective gained from service as an executive officer of multiple energy companies, the president of a major charitable foundation, and the president of an independent liberal arts college.

Perry M. Waughtal	Director since December 2014

        Mr. Waughtal was elected director of KMI in December 2014. Mr. Waughtal served as a director of KMR and Kinder Morgan G.P., Inc. until November 2014. He was elected director of Kinder Morgan G.P., Inc. in April 2000, and of KMR upon its formation in February 2001. Since 1994, Mr. Waughtal has been the Chairman of Songy High Roads, LLC (formerly Songy Partners Limited), an Atlanta, Georgia based real estate investment company. Mr. Waughtal was elected as Chairman of the Board of Highland Resources, LLC, a family-owned real estate investment company, in October 2013. Mr. Waughtal was a director of HealthTronics, Inc. from 2004 to 2009. We believe Mr. Waughtal's 30 years of experience with Hines Interests Limited Partnership, a privately owned, international real estate firm, including as Vice Chairman of development and operations and Chief Financial Officer, and 15 years of experience as Chairman of Songy Partners Limited provide him with planning, management, finance and accounting experience with, and an understanding of, large organizations with capital-intensive projects analogous to the types in which we typically engage, thereby qualifying him to serve as a director.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL 15 NOMINATED DIRECTORS.

ITEM 2
RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2016

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2015 included the audit of our consolidated financial statements, reviews of quarterly financial statements and services in connection with various SEC filings and tax matters.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The affirmative vote of the holders a majority of the votes cast will be required for approval. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

        In the event stockholders do not ratify the selection, the selection will be reconsidered by the Audit Committee and our Board of Directors.

ITEM 3
STOCKHOLDER PROPOSAL RELATING TO A
REPORT ON OUR COMPANY'S RESPONSE TO
CLIMATE CHANGE

        We have received notice that (i) First Affirmative Financial Network, LLC, on behalf of Waterglass, LLC, One Rockridge Place, Oakland, CA 94618, beneficial owner of 641 shares of our common stock (0.0000287% of our common stock outstanding as of the date the proposal was submitted to us), and (ii) Zevin Asset Management, LLC, 11 Beacon Street, Suite 1125, Boston, MA 02108, on behalf of Trust R U/A dated 04/15/2009, beneficial owner of 500 shares of our common stock (0.0000224% of our common stock outstanding as of the date the proposal was submitted to us), intend to submit the following proposal at the annual meeting. The stockholder proponents also furnished the supporting statement immediately following the resolution. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        Recognizing the risks of climate change, nearly all nations signed the Cancun Agreement proclaiming "the increase in global temperature should be below 2 degrees Celsius." In light of this goal, the International Energy Agency (IEA) has developed scenarios to help policymakers and market participants understand potential energy demand futures. The IEA states that "No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2° C goal, unless carbon capture and storage (CCS) technology is widely deployed".

        Kinder Morgan, Inc. (KMI), as the largest midstream and the third largest energy company in North America, has extensive and expanding interests in the transport of energy sources including coal, oil and natural gas. KMI intends to make significant infrastructure investments in the highest carbon fuels, to include coal and oil sands.

        KMI intends to invest over $5 billion to expand Canadian oil sands export capacity to the West Coast and Asia. This investment is of concern due to strong community and First Nations opposition, particularly in British Columbia. In addition, continuing low oil prices remain substantially below the breakeven price of the new oil sands production that would feed this pipeline.

        The coal industry worldwide faces rapidly increasing competition from lower carbon energy sources and increased regulatory pressure in China, the United States and elsewhere, and yet the company plans to add to and expand existing infrastructure to support coal exports.

        Investors are concerned that aspects of KMI's current business strategy are not sustainable given the changing nature of demand, emerging technologies, and policy interventions aimed at limiting global temperatures. Actions taken to reduce global greenhouse gas (GHG) emissions could cause a portion of the company's infrastructure to lose significant value prior to the termination of its expected useful life. We require additional information on how KMI is preparing for market conditions in which demand growth for the high carbon fuels it transports is reduced due to regulation or other climate-associated drivers.

RESOLVED:

        Shareholders request that KMI prepare a report analyzing the consistency of company capital expenditure strategies with policymakers' goals to limit climate change, including analysis of long- and short- term financial risks to the company associated with transporting high production-cost fossil fuels in low- demand scenarios, as well as analysis of options to mitigate related risk and harm to society. The report should be overseen by a committee of independent directors, omit proprietary information, and be prepared at reasonable cost by December, 2016.

SUPPORTING STATEMENT:

        We recommend the report include:

  •
  Consideration of a range of lower-demand scenarios accounting for more-rapid-than-expected policy and/or technology developments, including the 2 degree scenario as outlined by the IEA.

  •
  How the company will manage risks under these scenarios, such as redeploying capital to lower carbon fuel servicing assets or returning capital to shareholders.

  •
  The Board of Directors' role in overseeing climate risk reduction strategies and related capital allocation."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has considered the stockholder proposal and does not believe that preparing a report analyzing the consistency of company capital expenditure strategies with policymakers' goals to limit climate change is in the best interests of our stockholders at this time. We believe that our annual and quarterly reports, presentations to investors and other information on our website appropriately and thoroughly describe the businesses in which we operate and the associated risks, including evolving regulations related to climate change, and how we make capital allocation decisions that we believe will both meet our customers' needs and benefit our stockholders.

        We are a diversified midstream energy company primarily engaged in the business of transportation and storage of natural gas, refined petroleum products, crude oil, condensate, carbon dioxide (CO2) and other products, and storage and handling of a variety of products and materials at our terminals, such as petroleum products, ethanol, chemicals, coal, petroleum coke and steel.

        Given the dynamic industry in which we operate, we are constantly analyzing our businesses and our decisions regarding capital allocation. Coal-related terminals constitute a smaller and decreasing percentage of our company's business. While domestic use of coal has declined, coal continues to play a vital role in providing jobs in economically disadvantaged communities in the U.S. and providing affordable sources of energy for Americans and people around the world. Although we do not currently expect to allocate capital to any additional coal-related expansion projects, we continue to handle coal at several of our terminals, and our existing coal-related investments continue to provide cash flow to us through long-term contracts. When market conditions change, as we have seen with the U.S. coal export market, we pursue opportunities to redeploy assets that may be underutilized. For example, we have adapted our Deep Water facility on the Houston ship channel from a single-use coal-handling facility to a facility now handling five product lines.

        For over 60 years, the Trans Mountain Pipeline system has been safely and efficiently providing the only West Coast pipeline access for Canadian oil products. From the time when Trans Mountain was first constructed, the pipeline system has adapted to meet the changing needs of customers. Based on customer needs, the system was expanded in 2007 and 2008 to increase the nominal capacity of the system from 225,000 barrels per day (bpd) to the current 300,000 bpd. Our proposed Trans Mountain Expansion Project, which is a response to further customer demand, would increase the nominal capacity of the system from 300,000 bpd to 890,000 bpd, securing supply of oil products to markets in British Columbia and the Pacific Northwest, unlocking access for Canadian oil to world markets and providing thousands of jobs and significant incremental tax revenue to Canadians. We have signed long-term take-or-pay contracts with Canadian oil sands producers and oil marketing and refining companies for approximately 708,000 bpd of the proposed 890,000 bpd capacity, providing protection from declines in oil prices, production and regulatory risks.

        As a diversified company, we generate earnings from a variety of businesses in addition to our coal-related terminals and our Trans Mountain oil pipeline. More than half of our earnings are generated from the transportation, processing and storage of natural gas, a clean and abundant energy source. We believe that natural gas will be the principal bridge fuel to a lower carbon future, and that it is likely to serve as a vital component of the world's energy mix for years to come. We believe that, if demand for coal continues to decline, it will largely be offset by increasing demand for natural gas, and any revenue reductions we may suffer in our terminals segment relating to reduced demand for coal will likely be more than offset by opportunities for expansion in our natural gas pipelines segment based on the increased demand for natural gas.

        We are also at the forefront of several renewable fuel projects and are positioned to meet increased demand for ethanol and biodiesel storage and transportation arising from increasing use of renewable fuels mandated by the U.S. Renewable Fuels Standard. In 2008, we began moving ethanol through our Central Florida Pipeline from Tampa to Orlando, and in 2009, we began moving biodiesel through a portion of the Plantation Pipe Line system as well as our 115-mile Oregon Pipeline, which runs from Portland to Eugene.

        We have been in discussions with several customers regarding potential carbon capture and storage (CCS) projects and have invested in facilities to capture CO2 for enhanced oil recovery operations. We have the expertise and infrastructure to assist customers with capturing, processing and redeploying or storing waste CO2 produced from power plants and other facilities should customers decide to pursue CCS projects as a result of regulatory, economic or other factors.

        As a responsible allocator of capital to and operator of midstream energy assets, we routinely engage in analysis and strategic planning regarding anticipated demand for and supply of certain fossil fuels, including natural gas, coal and oil, and how such anticipated demand may impact our projected future financial performance and return on investment requirements for proposed new capital projects. We believe that our annual and quarterly reports, investor presentations and other information available on our website, do a thorough job of summarizing how we are responding to current market demand for our midstream energy services and positioning ourselves for the future. We believe our level of disclosure is comparable to or better than the majority of our midstream energy industry peers.

        In addition, in 2015 our Board of Directors established a standing Environmental, Health and Safety Committee of the Board (the EHS Committee), the Charter of which is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." Among other things, the EHS Committee is specifically charged with the responsibility to:

  •
  review periodically with management the status of material EHS activity, including, but not limited to, ...emerging or proposed laws or regulations that may have a material effect on the Company's financial or physical exposure; and

  •
  review periodically emerging EHS issues, trends, developments or research and the potential impact on the Company.

        In summary, for the above reasons, we believe the report advocated by the stockholder proponents would not cause us to modify our disciplined approach to allocating capital or our commitment to positioning ourselves for the future and that preparation of such a report would be unduly burdensome and unnecessary, and would require us to divert time and resources that would be better used to respond to economic and regulatory changes as they develop. We believe the cost, both in dollars and employee time, of preparing such a report would outweigh any potential benefits to our stockholders.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO A CLIMATE CHANGE REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 4
STOCKHOLDER PROPOSAL RELATING TO A
REPORT ON METHANE EMISSIONS

        We have received notice that Helen Hamada, Senior Advisor of Miller/Howard Investments, Inc., P.O. Box 549, 10 Dixon Avenue, Woodstock, NY 12498, beneficial owner of 275 shares of our common stock (0.0000123% of our common stock outstanding as of the date the proposal was submitted to us), intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponent for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        We believe that reporting on environmental risk management makes a company more responsive to its shareholders who are seeking information on how the company is navigating growing regulation, evolving legislation, and increasing public expectations around how corporate behavior impacts the environment.

        Companies in the oil and gas industry face risk due to intended and unintended emissions of methane gas from their operations. According to the Environmental Protection Agency (EPA), the oil and gas sector in the United States is the largest industrial source of methane pollution and leaks more than 7 million metric tons of methane emissions each year.

        Methane gas emissions are a significant contributor to climate change. According to the Environmental Defense Fund (EDF), methane is a climate pollutant 84 times more powerful than carbon dioxide over a 20 year period and is responsible for one quarter of the global warming we feel today.

        Methane is emitted by oil production and all sectors of the natural gas industry, including drilling, production, processing, storage, transmission, and distribution. Given that methane is the primary component of natural gas, reducing these emissions results in many environmental, economic and operational benefits.

        Regulation surrounding methane emissions is growing. In August 2015, the EPA proposed the first-ever direct regulation of methane pollution for new and modified sources in the oil and gas industry.

        Increased disclosure surrounding methane emissions management could improve public trust in oil, gas and pipeline companies. In a December 2013 research report, Research + Data Insights noted that if oil and gas companies provided disclosure on emission reduction efforts, they would have an opportunity to see a dramatic increase in public trust.

        Methane emissions also represent the loss of a saleable product. A recent analysis by the Rhodium Group found that in 2012, about 3.5 trillion cubic feet of unburned natural gas, worth about $30 billion, was emitted globally from the oil and gas industry as a result of leaks and intentional releases.

        Low cost solutions for methane reductions exist. A 2014 report by the consulting firm ICF International found that a 40 percent reduction in methane emissions by 2018 would cost $108 million a year in operational expenditures, working out to roughly one penny per thousand cubic foot of gas produced on average in the United States.

        Kinder Morgan, Inc. has not provided adequate disclosure, in public filings, on its website, or through a report, that discusses the Company's strategies to mitigate risk associated with the emission of methane gas from its operations.

RESOLVED:

        Shareholders request that the Board of Directors issue a report describing how the company is monitoring and managing the level of methane emissions from its operations. The requested report should include a company-wide review of the policies, practices, and metrics related to Kinder Morgan lnc.'s methane emissions risk management strategy. The report should be prepared at reasonable cost, omitting proprietary information, and made available to shareholders by December 31, 2016."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has considered the stockholder proposal and does not believe that preparing a report reviewing our policies on methane emissions is in the best interests of our stockholders at this time. We believe that our annual and quarterly reports, our publicly available reports to the U.S. Environmental Protection Agency (EPA), and information on our website, appropriately and thoroughly describe our methane management strategy.

        At Kinder Morgan, we recognize that operating thousands of miles of pipelines and hundreds of terminals across North America is a huge responsibility. Throughout our organization, from the top down, we are committed to maintaining and operating our assets safely and in an environmentally responsible manner. To protect the public, our employees and the environment, we invest hundreds of millions of dollars each year on integrity management, maintenance and environmental programs to meet these goals.

        We utilize state-of-the-art technology for pipeline integrity and pipeline maintenance. We employ personnel who constantly monitor pipeline operating conditions in control centers using computer systems. We conduct internal pipeline inspections periodically by passing sophisticated computerized equipment called "smart pigs" through most of our pipelines and use our patented pipeline inspection protocol, the Kinder Morgan Assessment Protocol (KMAP) system, to interpret the data gathered by the smart pigs. Additionally, we use cathodic protection, a technology designed to protect pipelines from external corrosion through the use of an electrostatic current.

        In addition to our Environmental, Health and Safety (EHS) corporate department and EHS leadership teams among our business segments, our Board of Directors has established a standing EHS Committee, the Charter of which is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." This committee assists the Board in overseeing management's establishment and administration of the Company's EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

        In 2015, the White House proposed a rule to regulate methane emissions from the production, transmission and storage sectors of the natural gas industry and implementation of voluntary methods to reduce methane emissions from existing sources. We strongly support the implementation of voluntary methane emission reductions. Currently, we are participating in several industry initiatives to reduce methane emissions.

        Below are a few examples of how we have been actively engaged with various trade organizations and regulatory entities to share our data and experience with methane monitoring and management, and provide perspective on how methane emission reductions can best be achieved.

        Over 20 years of Voluntary Participation in the EPA Natural Gas STAR Program.    Our pipeline companies have reduced methane emissions by over 80 billion cubic feet through participation in EPA's voluntary Natural Gas STAR program, a program in which we have participated since 1993, when the initiative was established.

        Chair of the INGAA Greenhouse Gas (GHG) Task Force.    We have chaired the Interstate Natural Gas Association of America (INGAA) GHG Task Force for several years. As part of that leadership role we, along with INGAA, participated in the Quadrennial Energy Review by the U.S. Department of Energy (DOE), which included a joint effort by the industry, the Administration and other stakeholders to better understand the issues confronting the transportation sector and develop mutually beneficial solutions. As a result, INGAA has developed a voluntary program called the Directed Inspection & Maintenance (DI&M) program.

        This program operates under the same principles as traditional Leak Detection and Repair (LDAR) to detect and repair leaks by focusing resources on monitoring the components that are most likely to leak. Research reveals that roughly 10% to 20% of the leaks cause approximately 80% to 90% of the methane emissions from compressor station equipment (the 80/20 or 90/10 rule). DI&M is focused on systematically identifying and repairing these leaks. We believe the DI&M program will be a key voluntary program for reduction of methane emissions from existing facilities as outlined in the methane blueprint issued by the White House. We are committed to implementing the DI&M program outlined by INGAA after finalization and acceptance of the program by EPA as part of the recently proposed Natural Gas STAR Methane Challenge program.

        Leadership Role in Collaborating with the EPA and the DOE on Reduction of Methane Emissions.    We have taken a leadership role in meeting with the EPA to identify the most effective means for reducing methane emissions from natural gas transmission and storage operations. In addition to our commitment to the DI&M program, we meet with the EPA routinely to share data and engage in discussions regarding numerous potential emissions management strategies.

        Steve Kean, our President and Chief Executive Officer, has participated in the DOE's roundtable discussions with government, industry, non-profit, union and environmental leaders to help identify opportunities, share technical solutions and coordinate best practices to reduce methane emissions.

        Founding Member of ONE Future.    Additionally, we are a founding member of One Nation's Energy Future (ONE Future), a unique coalition made up of members across the natural gas industry focused on identifying policy and technical solutions that result in improvements in the management of emissions associated with the production, gathering, processing, transmission and distribution of natural gas. Members of ONE Future are committed to continuously improving their emissions management to achieve voluntary reductions in emissions and to assure efficient increased use of natural gas. ONE Future's goal is to enhance the energy delivery efficiency of the natural gas supply chain by limiting energy waste and achieving a total methane emission rate of less than one percent of gross natural gas production, the point at which the use of natural gas for any purpose provides obvious and immediate greenhouse gas reduction benefits. The ONE Future coalition represents the entire natural gas value chain, with members from some of the largest natural gas production, gathering, processing, transmission, and distribution companies in the United States.

        Collaboration with the Environmental Defense Fund (EDF) on GHG Emissions.    We are one of seven natural gas transmission companies that worked with the EDF to develop a comprehensive GHG emissions inventory for the natural gas transmission and storage sector.

        Importantly, the results of the EDF study demonstrated that due to actions taken in the gas transportation sector over the years to address methane emissions, the EPA has been overstating emissions from natural gas transportation and storage facilities.

        Strict Adherence to Existing Reporting and Compliance Regulation.    With regard to methane emissions in our operations, in addition to the efforts described above, certain of our facilities are subject to existing leak detection and repair regulations promulgated by the EPA and state environmental agencies. Our natural gas transmission and storage facilities are subject to the EPA's GHG Mandatory Reporting Rule, pursuant to which we report emissions to the EPA on an annual basis in accordance with the program's requirements.

        Detailed information regarding our environmental, health and safety initiatives and performance, as well as our efforts to maintain pipeline integrity including through the use of our KMAP system, can be found on our website, http://www.kindermorgan.com/pages/responsibility. We publish our environmental, health and safety performance because we are committed to working openly and transparently with our stakeholders.

        Finally, it is worth noting that, unlike methane emission sources such as agricultural separation, mine-mouth coal emissions, and wetlands and other naturally occurring sources, we as a company operating in the natural gas transmission sector have a substantial financial incentive to reduce methane emissions, as the average cost of methane lost exceeds our average fee associated with handling methane on a per-unit basis.

        In summary, we believe the report advocated by the stockholder proponent would not cause us to modify our operational approach to maintaining and safely operating our assets and would provide stockholders with little useful information beyond that already provided through our website. Additionally, we believe the cost, both in dollars and employee time, of preparing such a report would outweigh any potential benefits to our stockholders, and that the better use of these resources would be to focus on continued progress in reducing methane emissions.

        If this proposal is properly presented by the stockholder proponent at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT ON METHANE EMISSIONS FOR THE REASONS DESCRIBED ABOVE.

ITEM 5
STOCKHOLDER PROPOSAL RELATING TO AN
ANNUAL SUSTAINABILITY REPORT

        We have received notice that the New York State Common Retirement Fund, with the Comptroller of the State of New York as sole Trustee, 59 Maiden Lane-30th Floor, New York, NY 10038, beneficial owner of 4,687,967 shares of our common stock (0.2101% of our common stock outstanding as of the date the proposal was submitted to us), intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        Kinder Morgan is the largest midstream and the third largest energy company in North America.

        Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations.

        Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

        ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure. One concrete example of this is that opposition to Kinder Morgan's Trans-Mountain pipeline from Canadian indigenous and community groups has already delayed its operations to 2019.

        More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

        The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

        The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRI-based sustainability reports.

        Bloomberg reports that the number of customers accessing ESG information on its terminals has increased on average 47.7% annually between 2009 and 2012.

        Kinder Morgan does not publish a comprehensive sustainability report or respond to CDP's (formerly the Carbon Disclosure Project) annual survey. Several of Kinder Morgan's industry peers, such as Enbridge and Spectra Energy, publish an annual GRI sustainability report.

RESOLVED:

        Shareholders request that Kinder Morgan issue an annual sustainability report describing the company's short- and long-term responses to ESG-related issues, including issues related to human rights and the rights of indigenous communities. The report should be prepared at reasonable cost, omit proprietary information, and be available to shareholders by October, 2016.

SUPPORTING STATEMENT:

        We recommend Kinder Morgan consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, and human rights communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts, providing a flexible reporting system that allows the omission of content irrelevant to company operations.

        The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has considered the stockholder proposal and does not believe that annually preparing a sustainability report is in the best interest of our stockholders at this time. We believe that our annual and quarterly reports, our publicly available reports to the EPA, and information on our website, appropriately and thoroughly describe our employment of sustainable business practices.

        At Kinder Morgan, we believe that being a good corporate citizen goes well beyond operating our assets safely. Throughout our organization, from the top down, we are committed to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. Our core values are honesty, integrity and respect for people, and we firmly believe in the fundamental importance of the promotion of trust, openness, teamwork, professionalism and pride in what we do. Our company's social and environmental activities are aligned with our business purpose and values.

        Our Code of Business Conduct and Ethics, which is available on our website, outlines our commitment to honesty, integrity and respect for people and describes additional corporate policies on environmental, social and governance issues. We recognize that we have a responsibility to conduct business as responsible members of society, to observe the laws of the countries in which we operate, to express support for fundamental human rights in line with the legitimate role of business, and to give proper regard to health, safety, and the environment consistent with our commitment to contribute to sustainable development. We expect our employees and directors to uphold the standards set forth in the Code of Business Conduct and Ethics at work every day, and compliance with the standards serves as a critical element of compensation determinations throughout the organization. We are committed to an Operations Management System (OMS) to direct and control our work in an intentional manner, to meet our operational objectives and expectations, and to continuously improve. As described in our Environmental, Health and Safety (EHS) Policy Statement, which is also available on our website, our employees and contractors are expected to share our commitment to pursue the goal of not harming people, protecting the environment, using material and energy efficiently and promoting best practices, thereby earning the confidence of customers, security holders and society at large, being a good neighbor and contributing to sustainable development. EHS performance is considered in allocating incentive compensation among the business units and to individual employees.

        It is our goal to work openly and cooperatively with all stakeholders regarding EHS and corporate governance issues. To help us achieve this goal, we integrate Kinder Morgan EHS employees into each business unit, where they actively participate in the overall operating success of the organization. To keep the public informed about our efforts, we publish on our website a report on our EHS performance, including data regarding our safety performance and pipeline incident rates, together with comparisons of our performance against published industry averages. We also prepare annually and publish on our website an Operational Excellence Report detailing our safety, environmental and community achievements for the preceding year.

        Our employees are part of the communities where they work and live. We practice social and environmental responsibility, contributing to the well-being of the communities and society we affect and on which we depend. Our employees are active in environmental sustainability and stewardship initiatives. For example, Kinder Morgan has won an Environmental Excellence Award for its recycling program in the category of Technology/Conservation from the Southern Gas Association. The knowledge and skills of our experts allow us to minimize our footprint in environmentally sensitive areas. Our people keep us at the forefront of innovation, providing access to the latest technologies and best management practices to keep our facilities safe and environmentally sound for many years to come.

        The stockholder proponents request that we prepare an annual sustainability report describing our short- and long-term responses to environmental, social and governance issues. Our Board of Directors believes that preparation of such a broad and general report would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website (such as our EHS policy and performance report, our Code of Business Conduct and Ethics and our annual Operational Excellence Report), which addresses many items related to safety, environmental, and community matters typically contained in a formal sustainability report. We believe our level of disclosure is comparable to or better than the majority of our midstream energy industry peers.

        In summary, we believe that preparation of a formal sustainability report would not cause us to modify our commitment to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We also believe that our existing corporate policies and the information available on our website adequately address the stockholder proponents' request, such that a formal sustainability report would be unnecessary and duplicative. Further, the cost, both in dollars and employee time, of preparing a formal sustainability report would outweigh any potential benefits of such a report.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 6
STOCKHOLDER PROPOSAL RELATING TO A
REPORT ON DIVERSITY OF THE BOARD OF
DIRECTORS

        We have received notice that the Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, CT 06106, beneficial owner of 314,423 shares of our common stock (0.0141% of our common stock outstanding as of the date the proposal was submitted to us), intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder proponent for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

"WHEREAS:

        Kinder Morgan has one woman on its Board of Directors, and the racial and ethnic diversity of the Board is unclear because the company does not disclose the racial and ethnic profile of its board nominees.

        We believe that diversity, inclusive of gender and race, is a critical attribute of a well-functioning board and a measure of sound corporate governance.

        Research confirms the strong business case for diversity on corporate boards.

        For example, the August 2012 Credit-Suisse Research Report Gender Diversity and Corporate Performance links board diversity to better stock market and financial performance (higher return on equity, lower leverage, higher price/book ratios and improved growth prospects). It suggests several explanations for this better performance including a stronger mix of leadership skills, improved understanding of consumer preferences (women control more than two-thirds of U.S. consumer spending), a larger candidate pool from which to pick top talent, and more attention to risk. In 2014, Credit-Suisse updated its research and observed similar results.

        Business leaders are also increasingly vocal about the benefits of greater race and gender balance in the workplace and on boards of directors. Leaders like Warren Buffet, Larry Fink of Blackrock and Sheryl Sandberg of Facebook are all calling for aggressive steps to improve Board diversity.

        In March 2015 a group of institutional investors—including the Connecticut Retirement Plans and Trust Funds—petitioned the Securities and Exchange Commission to require new disclosures related to nominees for corporate board seats in order to provide investors with necessary information to evaluate the nominees' gender, racial, and ethnic diversity, as well as their mix of skills, experiences, and attributes needed to fulfill the corporation's mission.

        The company's Nominating Committee Charter and proxy statement state that board diversity is an important attribute of a well-functioning board, and race and gender are included in the definition of diversity. Yet, Kinder Morgan lags other companies with respect to the representation of women on its Board.

        RESOLVED: Shareholders request that the Board of Directors prepare a report by September 2016, at reasonable expense and omitting proprietary information, on steps Kinder Morgan is taking to foster greater diversity on the Board over time including but not limited to the following:

  1.
  Strengthened Nominating and Corporate Governance policies which embed a commitment to developing for all Board searches a diverse candidate pool inclusive of gender, race, and ethnic diversity;

  2.
  The inclusion of women and minority candidates in every pool from which Board nominees are chosen and our company's plans to advance Board diversity;

  3.
  Disclosure of race, gender, and ethnic diversity of all board nominees in the proxy statement;

  4.
  An annual assessment of challenges experienced and progress achieved."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board of Directors has considered the stockholder proposal and does not believe that preparing a report reviewing our company's efforts to foster greater diversity on the Board over time is in the best interests of our stockholders at this time.

        Our Board appreciates the benefits of broad diversity throughout the company and on the Board of Directors and believes that its existing nominating process considers the needs of the company in light of the current mix of director skills and attributes and is designed to identify the best possible nominees for director.

        Our Corporate Governance Guidelines state our Board's policy that:

  •
  each director candidate should be

  •
  a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

  •
  knowledgeable, or willing to become so quickly, in the critical aspects of the company's business and operations; and

  •
  experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise; and

  •
  the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

        In furtherance of these objectives, our Nominating and Corporate Governance Committee's charter provides for the committee to consider a variety of issues and factors when assessing individuals to recommend to the Board for membership, including a candidate's experience, knowledge, skills, integrity, independence, expertise, commitment to our core values, relationships with our company, ownership of our equity securities, service on other boards, willingness to commit the required time, and ability to work as part of a team.

        Our Board believes that diversity is an important attribute of a well-functioning board. When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board and the Nominating and Governance Committee are to consider. The Board and the Nominating and Governance Committee consider diversity broadly to include race, gender, culture, thought and geography. This diversity contributes to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.

        Additionally, we note that the Consolidation changed the composition and size of our Board, which increased from 11 directors to 16 as a result. All but one of our directors prior to the Consolidation continued after the Consolidation, and each of the non-employee directors of KMR, KMGP and the general partner of EPB joined our Board after the Consolidation, enabling us to maintain valuable historical perspective on the Board.

        Our Board currently consists of 15 directors of diverse backgrounds and vast experience, including Ms. Macdonald, Mr. Hall, who is African-American, and Mr. Sarofim, who is Coptic Egyptian-American. All of our directors make valuable contributions to our Board and our company. We believe that requiring any of our directors to resign for the sake of meeting specified diversity targets would harm the composition of our Board and adversely affect our company. Additionally, we do not believe that expanding the size of our Board solely to enhance gender, ethnic and racial diversity would be in the best interests of our company and our stockholders.

        The Board and the Nominating and Governance Committee recognize the merits of diversity on the Board of Directors and, when nominating candidates for Board vacancies, seek to achieve or maintain a board size that our Board believes is appropriate for our company and aim to enhance diversity on our Board. While our governance policies do not set specific targets for gender, ethnicity and race, we feel that formal targets are not necessary to developing a diverse candidate pool. We believe that diversity on our Board will increase over time as Board members elect to retire and the Nominating and Governance Committee recommends new directors. Our Nominating and Governance Committee and Board will then identify and nominate candidates in accordance with the policies stated in our Corporate Governance Guidelines and Nominating and Governing Committee Charter, which are consistent with the stockholder proposal. We do not believe that this stockholder proposal would change the nominating process.

        For the foregoing reasons, the Board believes that the preparation of the report advocated by the stockholder proponents is unnecessary and unduly burdensome. We believe the cost, both in dollars and employee time, of preparing such a report would outweigh any potential benefits to our stockholders.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT REGARDING DIVERSITY ON THE BOARD FOR THE REASONS DESCRIBED ABOVE.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2017 Annual Meeting

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2017 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than November 25, 2016.

        Our bylaws require that stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2017 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2017 annual meeting, must follow certain procedures. Under these procedures, stockholders of record must submit the proposed nominee or item of business by delivering a notice by mail to our corporate secretary at the address above. We must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the 2016 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 10, 2017 to February 9, 2017. However, if the date of the 2017 annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, a proposing stockholder will have an alternative time period in which to deliver such notice.

        As required by Section 2.12 of our bylaws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our bylaws via our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations" or by writing our corporate secretary at the address above.

Incorporation by Reference

        To the extent we incorporate this proxy statement by reference into any other filing with the SEC under the Securities Act or the Exchange Act, the sections of this proxy statement under the captions "Report of Compensation Committee," "Report of Audit Committee" and "Performance Graph" will not be deemed incorporated unless specifically provided otherwise in the filing.

        We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MARCH 30, 2016. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on May 9, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/kmii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Richard D. Kinder 02 - Steven J. Kean 03 - Ted A. Gardner 04 - Anthony W. Hall, Jr. 05 - Gary L. Hultquist 06 - Ronald L. Kuehn, Jr. 07 - Deborah A. Macdonald 08 - Michael C. Morgan 09 - Arthur C. Reichstetter 10 - Fayez Sarofim 11 - C. Park Shaper 12 - William A. Smith 13 - Joel V. Staff 14 - Robert F. Vagt 15 - Perry M. Waughtal The Board of Directors recommends that you vote FOR the following proposal: ForAgainst Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 The Board of Directors recommends that you vote AGAINST each of the following proposals: For Against Abstain ForAgainst Abstain 3. Stockholder proposal relating to a report on our company’s response to climate change 5. Stockholder proposal relating to an annual 4. Stockholder proposal relating to a report on methane emissions 6. Stockholder proposal relating to a report on diversity of sustainability report MMMMMMMC 1234567890 the Board of Directors J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 4 4 3 3 1 02ADQE MMMMMMMMM A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Kinder Morgan, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the offices of Kinder Morgan, Inc., 1001 Louisiana Street, Houston, Texas, on Tuesday, May 10, 2016, beginning at 10:00 a.m local time. At the Annual Meeting, the holders of our Class P common stock will act on the matters as stated on the reverse side hereof. The Board of Directors recommends a vote FOR each of the nominated directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 and AGAINST each of the four stockholder proposals. The undersigned hereby appoints each of Richard D. Kinder and David R. DeVeau, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all shares of Class P common stock the undersigned is entitled to vote at the Annual Meeting. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named on the reverse becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors did not know would be presented at the 2016 Annual Meeting by a reasonable time before the proxy solicitation was made and (iii) on any other matters that may properly come before the 2016 Annual Meeting, and any adjournments or postponements thereof. If no direction is given on a signed and returned proxy card with regard to any Proposal, the above-named proxies will vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST each of Proposals 3, 4, 5 and 6. Continued, and to be completed, dated and signed below Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C B